                          AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG
                           PER-SE TECHNOLOGIES, INC.
                               ROYAL MERGER CO.,
                                      AND
                             NDCHEALTH CORPORATION

                          Dated as of August 26, 2005

                               TABLE OF CONTENTS

ARTICLE 1      TRANSACTIONS AND TERMS OF MERGER............................     1
  1.1          Merger......................................................     1
  1.2          Time and Place of Closing...................................     1
  1.3          Effective Time..............................................     2


ARTICLE 2      TERMS OF MERGER.............................................     2
  2.1          Certificate of Incorporation................................     2
  2.2          Bylaws......................................................     2
  2.3          Directors and Officers......................................     2


ARTICLE 3      MANNER OF CONVERTING SHARES.................................     2
  3.1          Conversion of Company Common Stock..........................     2
  3.2          Certain Adjustments.........................................     3
  3.3          Shares Held by the Company, Parent or Purchaser.............     3
  3.4          Dissenting Stockholders.....................................     3
  3.5          Treatment of Options and Other Equity Awards................     4
  3.6          Intentionally Omitted.......................................     4
  3.7          No Fractional Shares........................................     4


ARTICLE 4      EXCHANGE OF SHARES..........................................     5
  4.1          Availability of Consideration...............................     5
  4.2          Exchange of Shares..........................................     5


ARTICLE 5      REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............     6
  5.1          Organization and Qualification; Subsidiaries................     6
  5.2          Certificate of Incorporation and Bylaws.....................     7
  5.3          Capitalization..............................................     7
  5.4          Authority Relative to the Transactions......................     8
  5.5          No Conflict; Required Filings and Consents..................     8
  5.6          Permits; Compliance.........................................     9
  5.7          SEC Filings; Financial Statements; Undisclosed
               Liabilities.................................................     9
  5.8          Absence of Certain Changes or Events........................    11
  5.9          Litigation..................................................    11
  5.10         Employee Benefit Plans......................................    12
  5.11         Labor and Employment Matters................................    14
  5.12         Real Property; Title to Assets..............................    15
  5.13         Intellectual Property.......................................    15
  5.14         Taxes.......................................................    17
  5.15         Environmental Matters.......................................    18
  5.16         Company Rights Agreement....................................    18
  5.17         Material Contracts..........................................    19
  5.18         Insurance...................................................    19
  5.19         Certain Business Practices..................................    20
  5.20         Healthcare Information Laws.................................    20

  5.21         Opinion of Financial Advisors...............................    20
  5.22         Brokers.....................................................    20
  5.23         HIS Sale....................................................    20
  5.24         Note Indenture..............................................    21
  5.25         Statements True and Correct.................................    21


ARTICLE 6      REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER......    21
  6.1          Organization and Qualification; Subsidiaries................    21
  6.2          Certificate of Incorporation and Bylaws.....................    22
  6.3          Capitalization..............................................    22
  6.4          Authority Relative to the Transactions......................    22
  6.5          No Conflict; Required Filings and Consents..................    23
  6.6          Permits; Compliance.........................................    23
  6.7          SEC Filings; Financial Statements; Undisclosed
               Liabilities.................................................    24
  6.8          Absence of Certain Changes or Events........................    25
  6.9          Litigation..................................................    25
  6.10         Employee Benefit Plans......................................    25
  6.11         Taxes.......................................................    28
  6.12         Parent Rights Agreement.....................................    28
  6.13         Material Contracts..........................................    29
  6.14         Certain Business Practices..................................    29
  6.15         Healthcare Information Laws.................................    29
  6.16         Statements True and Correct.................................    29
  6.17         Financing...................................................    30
  6.18         Stock Ownership.............................................    30
  6.19         Brokers.....................................................    30


ARTICLE 7      CONDUCT OF BUSINESS PENDING CONSUMMATION....................    30
  7.1          Covenants of the Company....................................    30
  7.2          No Control of Other Party's Business........................    32
  7.3          Covenants of Parent.........................................    32
  7.4          Adverse Changes in Condition................................    32
  7.5          Reports.....................................................    33
  7.6          Notes Tender Offer; Discharge of Note Indenture.............    33


ARTICLE 8      ADDITIONAL AGREEMENTS.......................................    34
  8.1          Registration Statement; Joint Proxy Statement/Prospectus;
               Stockholder Approval........................................    34
  8.2          Other Offers, Etc. .........................................    35
  8.3          Exchange Listing............................................    37
  8.4          Antitrust Notification; Consents of Governmental
               Authorities.................................................    37
  8.5          Filings with State Offices..................................    38
  8.6          Agreement as to Efforts to Consummate.......................    38
  8.7          Investigation and Confidentiality...........................    38
  8.8          Public Announcements........................................    39
  8.9          State Takeover Laws.........................................    39
  8.10         Intentionally Omitted.......................................    39

  8.11         Employee Benefits Plans.....................................    39
  8.12         Indemnification; Insurance..................................    40
  8.13         Sale of HIS.................................................    41
  8.14         Company Affiliates..........................................    41
  8.15         Stockholder Litigation......................................    41
  8.16         Letters of the Company's Accountants........................    41
  8.17         Exemption for Liability Under Section 16(b).................    41


ARTICLE 9      CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE...........    42
  9.1          Conditions to Obligations of Each Party.....................    42
  9.2          Conditions to Obligations of Parent and Purchaser...........    42
  9.3          Conditions to Obligations of the Company....................    43


ARTICLE 10     TERMINATION.................................................    44
  10.1         Termination.................................................    44
  10.2         Effect of Termination.......................................    45
  10.3         Non-Survival of Representations and Covenants...............    45


ARTICLE 11     MISCELLANEOUS...............................................    45
  11.1         Definitions.................................................    45
  11.2         Expenses; Effect of Termination.............................    51
  11.3         Entire Agreement............................................    53
  11.4         Amendments..................................................    53
  11.5         Waivers.....................................................    53
  11.6         Assignment..................................................    53
  11.7         Parties in Interest.........................................    53
  11.8         Notices.....................................................    53
  11.9         Governing Law; Venue; Waiver of Jury Trial..................    54
  11.10        Counterparts................................................    54
  11.11        Captions; Articles and Sections.............................    54
  11.12        Interpretations.............................................    54
  11.13        Enforcement of Agreement....................................    55
  11.14        Severability................................................    55

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of August 26, 2005 by and among PER-SE TECHNOLOGIES, INC., a Delaware corporation ("Parent"), ROYAL MERGER CO., a Delaware corporation and a wholly owned subsidiary of Parent ("Purchaser"), and NDCHEALTH CORPORATION, a Delaware corporation (the "Company"). Certain capitalized terms used in this Agreement are defined in Section 11.1 of this Agreement.

                                    PREAMBLE

     WHEREAS, this Agreement provides for the business combination between Parent and the Company upon the terms and subject to the conditions of this Agreement as follows: Parent will acquire all of the capital stock of the Company through the merger of Purchaser with and into the Company (the "Merger"), with the Company as the surviving corporation;

     WHEREAS, the Board of Directors of the Company has approved, and the Company has entered into simultaneously with this Agreement, certain agreements pursuant to which, prior to the Effective Time, (a) all of the Shareholder Assets (as defined in the Contribution Agreement) will be transferred to or will remain with, as the case may be, NDC Health Information Services (Arizona), Inc., a wholly owned subsidiary of the Company ("HIS"), (b) HIS will assume or retain, as the case may be, the Company Assumed Liabilities (as defined in the Contribution Agreement), (c) all of the Company Assets (as defined in the Contribution Agreement) will be transferred to or will remain with, as the case may be, Parent, (d) Parent will assume or retain, as the case may be, the Shareholder Assumed Liabilities (as defined in the Contribution Agreement), and
(e) all of the outstanding shares of common stock, par value $1.00 per share of HIS (the "HIS Common Stock"), will be sold to Wolters Kluwer Health, Inc. (the "Information Buyer") (the "Information Sale") (the foregoing transactions are collectively referred to as the "Information Restructuring");

     WHEREAS, the respective Boards of Directors of Parent, Purchaser and the Company are of the opinion that the transactions described herein are advisable, fair to and in the best interests of the Parties to this Agreement and their respective stockholders. The Boards of Directors of Parent, Purchaser and the Company have each approved the Merger in accordance with applicable law, upon the terms and subject to the conditions set forth herein;

     WHEREAS, the transactions described in this Agreement are subject to the approvals of the stockholders of the Company, the stockholders of Parent, expiration of the required waiting period under the HSR Act, and the satisfaction of certain other conditions described in this Agreement;

     NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the Parties agree as follows:

                                   ARTICLE 1

                        TRANSACTIONS AND TERMS OF MERGER

1.1  Merger.

     Subject to the terms and conditions of this Agreement, at the Effective Time, Purchaser shall be merged with and into the Company in accordance with the applicable provisions of the DGCL. The Company shall be the surviving corporation resulting from the Merger (the "Surviving Corporation"), shall become a wholly owned Subsidiary of Parent and shall continue to be governed by the Laws of the State of Delaware.

1.2  Time and Place of Closing.

     The closing of the transactions contemplated hereby (the "Closing") will take place at 8:00 a.m. on the date that the Effective Time, as defined below, occurs, or at such other time as the Parties, acting through their authorized officers, may mutually agree. The Closing shall be held at such location as may be mutually agreed upon by the Parties.

1.3  Effective Time.

     The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time the Certificate of Merger reflecting the Merger (the "Certificate of Merger") shall each become effective with the Secretary of State of the State of Delaware (the "Effective Time"). Subject to the terms and conditions of this Agreement, unless otherwise mutually agreed upon in writing by the authorized officers of each Party, the Parties shall cause the Effective Time to occur no later than the second Business Day after the satisfaction of the conditions set forth in ARTICLE 9 of this Agreement (other than (i) those conditions that are waived by the Party for whose benefit such conditions exist, and (ii) any such conditions which, by their terms, are not capable of being satisfied until the Closing, but subject to those conditions).

                                   ARTICLE 2

                                TERMS OF MERGER

2.1  Certificate of Incorporation.

     The Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by Law and such Certificate of Incorporation.

2.2  Bylaws.

     Unless otherwise determined by Parent prior to the Effective Time, subject to Section 8.12, at the Effective Time, the Bylaws of the Company shall be amended in the Merger to be identical to the Bylaws of the Purchaser, as in effect immediately prior to the Effective Time, and shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by Law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

2.3  Directors and Officers.

     The directors of Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, and the officers of Purchaser immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

                                   ARTICLE 3

                          MANNER OF CONVERTING SHARES

3.1  Conversion of Company Common Stock.

     At the Effective Time, without any action on the part of the Parties or the holders of Company Common Stock, the Merger shall be effected in accordance with the following terms:

        (a) Each share of common stock, par value $0.01 per share, of Purchaser (the "Purchaser Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for the right to receive one share of common stock of the Surviving Corporation.

        (b) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding shares cancelled pursuant to Section 3.3 and Dissenting Shares), together with the Company Rights issued pursuant to the Company Rights Agreement (as such terms are defined in Section 5.16), shall, subject to the provisions of Section 3.7, be converted into and exchanged for the right to receive (i) $13.00 in cash (without interest), plus (ii) a number of fully paid, nonassessable shares of Parent Common Stock (together with the Parent Rights associated therewith) equal to $6.50 divided by the Applicable Price (the "Exchange Ratio") ((i) and (ii) collectively, the "Per Share Merger Consideration"); provided, however, Parent may, at its sole option, adjust the Per Share Merger Consideration so that the Per Share Merger Consideration would instead, subject to the provisions of Section 3.7, consist of (A) an amount (determined by Parent) in cash (without interest) greater than $13.00 but less than or equal to the Total Per Share Amount (the "Adjusted Cash Amount"), plus (B) a number of fully paid, nonassessable shares of Parent Common Stock (together with the Parent Rights associated therewith) equal to (1) the amount, if any, by which the Total Per Share Amount exceeds the Adjusted Cash Amount, divided by (2) the Applicable Price (the "Adjusted Exchange Ratio"). If Parent adjusts the Per Share Merger Consideration in accordance with the foregoing proviso, Parent shall deliver written notice to the Company and the stockholders of the Company at least five (5) Business Days prior to the Company Stockholders' Meeting (as hereinafter defined), which written notice shall set forth the Adjusted Cash Amount and the Adjusted Exchange Ratio. It is expressly understood that Parent may satisfy such notice obligation with respect to stockholders of the Company by issuing a press release in accordance with Parent's normal business practices. The Exchange Ratio or the Adjusted Exchange Ratio, as applicable, shall be rounded to the nearest one-ten thousandths of a share.

3.2  Certain Adjustments.

     If after the date of this Agreement and at or prior to the Effective Time, the outstanding shares of Parent Common Stock are changed into a different number of shares by reason of any reclassification, recapitalization, split-up, stock split, subdivision, combination or exchange of shares, or any dividend payable in stock or other securities is declared thereon or rights issued in respect thereof with a record date within such period, the Exchange Ratio or the Adjusted Exchange Ratio, as applicable, will be adjusted accordingly, if necessary and without duplication, to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement.

3.3  Shares Held by the Company, Parent or Purchaser.

     Each share of Company Common Stock held in the treasury of the Company and each share of Company Common Stock owned by Purchaser or Parent immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto.

3.4  Dissenting Stockholders.

     (a) Notwithstanding any provision of this Agreement to the contrary, shares (collectively, the "Dissenting Shares") of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by stockholders of the Company who have exercised and perfected appraisal rights for such shares of Company Common Stock in accordance with Section 262 of the DGCL (the "Dissenting Stockholders") shall not be converted into or represent the right to receive the Per Share Merger Consideration pursuant to Section 3.1(b). Such Dissenting Stockholders shall be entitled to receive payment of the appraised value of such Dissenting Shares in accordance with Section 262 of the DGCL. All Dissenting Shares held by Dissenting Stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of Company Common Stock under the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Merger Consideration pursuant to Section 3.1(b), without any interest thereon, upon surrender of the Certificate or Certificates that formerly evidenced such shares of Company Common Stock, in the manner provided, and subject to the conditions of ARTICLE 4.

     (b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other related instruments served pursuant to the DGCL and received by the Company and
(ii) prior to the Effective Time, the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, which shall not be unreasonably withheld or delayed, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

3.5  Treatment of Options and Other Equity Awards.

     (a) Between the date of this Agreement and the Effective Time, the Company shall take all necessary action (which action shall be effective as of the Effective Time) to terminate, as of the Effective Time, any and all plans of the Company in which there are outstanding options to acquire Company Common Stock or under which any such options could be granted and each stock option agreement granted otherwise than under such plans which shall themselves constitute separate plans, each as amended through the date of this Agreement (collectively, the "Company Stock Option Plans"), (ii) cancel, as of the Effective Time, each outstanding option to purchase shares of Company Common Stock granted under the Company Stock Option Plans (each, a "Company Stock Option") that is outstanding and unexercised, whether or not vested or exercisable, as of such date, and (iii) give effect to the remaining provisions of this Section 3.5 (in each case, without the creation of additional liability to the Company or any of its Subsidiaries).

     (b) As of the Effective Time, each holder of a Company Stock Option, whether or not vested or exercisable, immediately prior to the Effective Time shall be entitled to receive the Per Share Merger Consideration pursuant to
Section 3.1(b) as if such holder was a stockholder of the Company holding a whole number of shares of Company Common Stock (rounded downward to the nearest whole share) equal to (i) the product of (X) the total number of shares of Company Common Stock subject to such Company Stock Option multiplied by (Y) the excess, if any, of the Total Per Share Amount over the exercise price per share of such Company Stock Option (rounded to the nearest cent), divided by (ii) the Total Per Share Amount. No holder of a Company Stock Option that has an exercise price per share that is equal to or greater than the Total Per Share Amount shall be entitled to any payment with respect to such cancelled Company Stock Option before or after the Effective Time.

     (c) As of the Effective Time, each outstanding Company Restricted Stock Award, the restrictions of which have not lapsed immediately prior to the Effective Time, shall become fully vested and the holder of the resultant shares of Company Common Stock thereof shall be entitled to receive the Per Share Merger Consideration pursuant to Section 3.1(b) for such shares.

     (d) As of the Effective Time, each outstanding unit granted under the Company Stock Option Plans representing the right to receive shares of Company Common Stock in the future (each a "Stock Unit") that is outstanding as of immediately prior to the Effective Time, whether or not vested, shall become fully vested and the holder of the resultant shares thereof shall be entitled to receive the Per Share Merger Consideration pursuant to Section 3.1(b) for such shares.

     (e) Immediately following the execution and delivery of this Agreement, the Company's 2000 Employee Stock Purchase Plan (the "ESPP") shall be terminated and, in accordance with the ESPP, any cash balances then credited to the Participants' Contribution Accounts (as defined in the ESPP) shall be distributed as soon as practicable, without interest.

     (f) On or as of the Effective Time, the Company shall cancel or cause to be canceled, for a payment of not more than $1,740,000, that certain Warrant Agreement dated December 31, 2003, between the Company and ArcLight System LLC and the Warrant (the "Warrant Agreement"), to purchase 391,098 shares of Company Common Stock at an exercise price of $26.24 per share issued to ArcLight System LLC thereunder (the "Warrant").

3.6  Intentionally Omitted.

3.7  No Fractional Shares.

     Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of Parent Common Stock shall be issued in the Merger. Each holder who otherwise would have been entitled to a fraction of a share of Parent Common Stock shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of Company Common Stock owned by such holder at the Effective Time) by the Average Price. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

                                   ARTICLE 4

                               EXCHANGE OF SHARES

4.1  Availability of Consideration.

     At or prior to the Effective Time, Parent shall (i) designate a bank or trust company to act as exchange agent (which designation shall be subject to the Company's reasonable consent) (the "Exchange Agent") and (ii) deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of certificates representing Company Common Stock (the "Company Certificates"), for exchange in accordance with this ARTICLE 4, cash in an amount sufficient to pay the cash consideration and the aggregate number of shares of Parent Common Stock due to the stockholders pursuant to Section 3.1(b) and any cash that may be payable in lieu of any fractional shares (such cash and certificates for shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund"). The cash so deposited shall be invested by the Exchange Agent as directed by Parent or, after the Effective Time, the Surviving Corporation; provided that such investments shall be in obligations of the United States of America. Any net profit resulting from, or interest or income produced by, such investments will be payable to Parent.

4.2  Exchange of Shares.

     (a) As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Company Certificate a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates shall pass, only upon delivery of the certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Company Certificates in exchange for cash, certificates representing the shares of Parent Common Stock and cash in lieu of fractional shares of Parent Common Stock, if any, into which the shares of Company Common Stock represented by such certificate or certificates shall have been converted pursuant to this Agreement. Upon proper surrender of a Company Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Company Certificate shall be entitled to receive in exchange therefor, (i) a certificate representing that number of shares of Parent Common Stock to which such former holder of Company Common Stock shall have become entitled pursuant to Section 3.1(b), (ii) a check representing that amount of cash to which such former holder of Company Common Stock shall have become entitled pursuant to Section 3.1(b), and (iii) a check representing the amount of cash (if any) payable in lieu of fractional shares of Parent Common Stock, which such former holder has the right to receive in respect of the Company Certificate surrendered pursuant to the provisions of this ARTICLE 4, and the Company Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash payable in respect of Company Common Stock pursuant to Section 3.1(b) or this
ARTICLE 4.

     (b) No dividends or other distributions with a record date after the Effective Time with respect to Parent Common Stock shall be paid to the holder of any unsurrendered Company Certificate until the holder thereof shall surrender such certificate in accordance with this ARTICLE 4. After the surrender of a Company Certificate in accordance with this ARTICLE 4, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Parent Common Stock represented by such certificate.

     (c) If any certificate representing shares of Parent Common Stock is to be issued in the name of other than the registered holder of the Company Certificate surrendered in exchange therefor, it shall be a condition of the issuance thereof that the Company Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Parent Common Stock in the name of and payment of cash to any person other than the registered holder of the Company Certificate surrendered, or required for any other reason relating to such holder or requesting person, or shall establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not payable.

     (d) At or after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for certificates representing shares of Parent Common Stock and payment of cash as provided in this ARTICLE 4.

     (e) Any portion of the Exchange Fund that remains unclaimed by the stockholders of the Company for six months after the Effective Time shall be paid, at the request of Parent, to Parent. Any stockholders of Parent who have not theretofore complied with this ARTICLE 4 shall thereafter look only to Parent for payment of the shares of Parent Common Stock, cash, cash in lieu of any fractional shares and unpaid dividends and distributions on the Parent Common Stock deliverable in respect of each share of Company Common Stock held by such stockholder at the Effective Time as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding anything to the contrary contained herein, none of Parent, the Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     (f) In the event any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Company Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Company Certificate the shares of Parent Common Stock, cash, cash in lieu of fractional shares and unpaid dividends and distributions deliverable in respect thereof pursuant to this Agreement.

     (g) Parent, Purchaser, the Company, the Surviving Corporation and the Exchange Agent will each be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of Company Common Stock, Company Stock Options, Warrant, Company Restricted Stock Awards or Stock Units such amounts as such payors are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of Tax law. To the extent that such amounts are properly withheld by such payors, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the relevant holder in respect of whom such deduction and withholding were made.

                                   ARTICLE 5

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     As an inducement to Parent and Purchaser to enter into this Agreement, the Company hereby represents and warrants to Parent and Purchaser that:

5.1  Organization and Qualification; Subsidiaries.

     (a) Each of the Company and its Subsidiaries is a corporation or limited liability company duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of the Company and its Subsidiaries is duly qualified or licensed as a foreign corporation or limited liability company to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not be reasonably likely to have a Material Adverse Effect.

     (b) A true and complete list of all the Company's Subsidiaries, together with the jurisdiction of formation of each such Subsidiary and the percentage of the outstanding equity interests of each such Subsidiary owned by the Company and each other such Subsidiary is set forth in Section 5.1(b) of the Company Disclosure Schedule (the "Company Disclosure Schedule"), which has been prepared by the Company and delivered by the Company to Parent and Purchaser prior to the execution and delivery of this Agreement. Except as disclosed in Section 5.1(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, limited liability company, partnership, joint venture or other business association or entity.

5.2  Certificate of Incorporation and Bylaws.

     The Company has heretofore furnished to Parent a complete and correct copy of the Certificate of Incorporation and the Bylaws or equivalent organizational documents, each as amended to date, of the Company and each of its Subsidiaries. Such Certificates of Incorporation, Bylaws or equivalent organizational documents are in full force and effect.

5.3  Capitalization.

     (a) The authorized capital stock of the Company consists of (i) 200,000,000 shares of common stock, par value $0.125 per share ("Company Common Stock") and
(ii) 1,000,000 shares of preferred stock, par value $1.00 per share ("Company Preferred Stock"). As of August 25, 2005, (i) 36,205,601 shares of Company Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) 799 shares of Company Common Stock held in the treasury of the Company, (iii) 4,170,305 shares of Company Common Stock are reserved for future issuance pursuant to outstanding Company Stock Options, Stock Units and other rights (together with the Company Restricted Stock Awards, the "Company Stock Awards") granted pursuant to the Company Stock Option Plans and (iv) 381,098 shares of Company Common Stock are reserved for future issuance pursuant to the Warrants. As of the date of this Agreement, no shares of Company Preferred Stock are issued and outstanding. Section 5.3(a) of the Company Disclosure Schedule sets forth a correct and complete list, as of the date hereof, of the holders of all outstanding Company Stock Awards, the type and number of each such Company Stock Award, the date of grant of each such Company Stock Award and, if applicable, the exercise price thereof. All outstanding Company Stock Awards are evidenced by stock option agreements, restricted stock purchase agreements or other award agreements, the forms of which have been delivered to Parent. There are no bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which stockholders of the Company or any of its Subsidiaries may vote. Except as set forth in this Section 5.3(a) or in Section 5.3(a) of the Company Disclosure Schedule, and except for the Company Rights issued pursuant to the Company Rights Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, the Company or any of its Subsidiaries. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock of, or other equity interests in, any of its Subsidiaries or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any of its Subsidiaries or any other person. All outstanding shares of Company Common Stock, all outstanding Company Stock Awards, and all outstanding shares of capital stock of, or other equity interests in, each of the Company's Subsidiaries have been issued and granted in compliance with (i) all applicable Securities Laws and other applicable Laws and (ii) all requirements set forth in applicable contracts. No consent of any holder of any Company Stock Awards is required in connection with the actions contemplated by Section 3.5.

     (b) Each outstanding share of capital stock of, or other equity interests in, each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and, except as set forth in Section 5.3(b) to the Company Disclosure Schedule, each such share or other equity interest that is owned directly or indirectly by the Company is owned by the Company or another of its Subsidiaries free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, charges and other encumbrances of any nature whatsoever.

5.4  Authority Relative to the Transactions.

     The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions (as defined below). The execution and delivery by the Company of this Agreement and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions or the Information Restructuring (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the then outstanding shares of Company Common Stock (the "Company Stockholder Approval") and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties thereto, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought). The Board of Directors of the Company, at a meeting duly called and held, has (i) determined that this Agreement, the Merger and the transactions contemplated hereby (collectively, the "Transactions"), are fair to, and in the best interests of, the holders of Company Common Stock, (ii) approved, adopted and declared advisable this Agreement and the Transactions (such approval and adoption having been made in accordance with the DGCL, including, without limitation, Section 203 thereof) and (iii) resolved, subject to Section 8.2(c), to recommend that the holders of Company Common Stock approve and adopt this Agreement and the Transactions. To the knowledge of the Company, no state takeover statute (other than Section 203(a) of the DGCL) is applicable to the Merger or the other Transactions.

5.5  No Conflict; Required Filings and Consents.

     (a) The execution and delivery by the Company of this Agreement do not, and neither the performance by the Company of this Agreement nor the consummation of the Transactions or the Information Restructuring will, (i) conflict with or violate the Certificate of Incorporation or Bylaws or any equivalent organizational documents of the Company or any of its Subsidiaries, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 5.5(b) have been obtained or taken and all filings and obligations described in Section 5.5(b) have been made or fulfilled, conflict with or violate any United States or non-United States statute, law (including common law), ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order ("Law") applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, or (iii) except as set forth in Section 5.5(a) of the Company Disclosure Schedule, result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clause (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

     (b) Except as set forth in Section 5.5(b) of the Company Disclosure Schedule, the execution and delivery by the Company of this Agreement do not, and neither the performance by the Company of this Agreement nor the consummation of the Transactions or the Information Restructuring, will require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state, county or local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a "Governmental Authority"), except for (i) the pre-merger notification requirements of the HSR Act, (ii) any applicable requirements of the Exchange Act, the rules of the NYSE and state takeover Laws, (iii) the filing and recordation of appropriate merger documents as required by the DGCL and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

5.6  Permits; Compliance.

     (a) Each of the Company and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority, in each case that are material to the Company and its Subsidiaries, taken as a whole, necessary for each of the Company or its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Company Permits"). No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened.

     (b) Each of the Company and its Subsidiaries is in compliance with (i) all Laws applicable to the Company or such Subsidiary or by which any property or asset of the Company or such Subsidiary is bound or affected, and (ii) all notes, bonds, mortgages, indentures, contracts, agreements, leases, licenses, Company Permits, franchises or other instruments or obligations to which the Company or such Subsidiary is a party or by which the Company or such Subsidiary or any property or asset of the Company or such Subsidiary is bound, in each case, other than noncompliance which would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect. Except as set forth in Section 5.6(b) of the Company Disclosure Schedule, there are no proceedings, inquiries or investigations pending before any Governmental Authority or, to the Company's knowledge, threatened by any Governmental Authority with respect to the Company or any of its Subsidiaries, other than any such proceedings, inquiries or investigations which would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

     (c) Except as set forth in Section 5.6(c) of the Company Disclosure Schedule, to the knowledge of the Company, neither the Company, its Subsidiaries, nor any of their respective officers, directors, employees or agents have been, since May 31, 2002, or is currently being investigated, charged or implicated in any violation of Laws relating to Medicare, Medicaid, Tricare, or any other state or federally sponsored or funded health care program. Neither the Company, its Subsidiaries, nor any of their respective officers, directors, employees, independent contractors or agents have engaged in any activities which may serve as grounds for any material penalties of any kind under Title 11, Title 18 or Title 19 of the Social Security Act, the False Claims Act (31 U.S.C. sec.3729 et seq.), the False Statements Act (18 U.S.C. sec.1001), the Program Fraud Civil Penalties Act (31 U.S.C. sec.3801 et seq.), the Food, Drug and Cosmetic Act (21 U.S.C. sec.301 et seq.) (all as amended or superseded), or the anti-fraud and abuse provisions of the Health Insurance Portability and Accountability Act of 1996 (18 U.S.C. sec.1347, 18 U.S.C. sec.669, 18 U.S.C. sec.1035, 18 U.S.C. sec.1518) or any fraud and abuse, false claims and anti-self referral statutes and regulations in each state or other jurisdiction where the Company or its Subsidiaries have operations or any related regulations or other Laws.

5.7  SEC Filings; Financial Statements; Undisclosed Liabilities.

     (a) The Company has filed or furnished, as the case may be, all SEC Documents required to be filed or furnished, as the case may be, by it with the SEC since May 31, 2002 (collectively, the "Company SEC Reports"). The Company SEC Reports (i) were prepared in accordance with either the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and the rules and regulations promulgated thereunder and (ii) did not, at the time they were filed, or, if amended or supplemented, as of the date of such amendment or supplement, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is required to file any form, report or other document with the SEC. Section 5.7(a) of the Company Disclosure Schedule lists, and the Company has delivered to Parent copies of, all comment letters received by the Company from the Staff of the SEC since May 31, 2002 and all responses to such comment letters by or on behalf of the Company.

     (b) Each of the consolidated financial statements (including, in each case, any notes thereto), as restated to date, contained in the Company SEC Reports, as amended to date, complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of filing and was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited interim statements, the omission of footnotes and otherwise as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein.

     (c) Neither the Company nor any of its Subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected, reserved for or disclosed in a consolidated balance sheet of the Company and its consolidated Subsidiaries, including the notes thereto, prepared as of the date of this Agreement in accordance with GAAP except (i) as reflected, reserved for or disclosed in the consolidated balance sheet of the Company and the consolidated Subsidiaries as at May 27, 2005, including the notes thereto (the "2005 Balance Sheet"), (ii) as incurred in the ordinary course of business consistent with past practice since May 27, 2005, (iii) as incurred pursuant to the Transactions, (iv) as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (v) as set forth in Section 5.7(c) of the Company Disclosure Schedule.

     (d) Except as set forth in Section 5.7(d) of the Company Disclosure Schedule, the Company maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning the Company and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company's SEC filings and other public disclosure documents.

     (e) Except as set forth in Section 5.7(e) of the Company Disclosure Schedule, the Company and its Subsidiaries maintain accurate books and records reflecting its assets and liabilities and maintain a system of internal accounting controls which provide assurance that (i) transactions are executed in accordance with management's authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's authorization, (iv) the recorded accountability for assets is compared with the existing assets at regular intervals and appropriate action is taken with respect to any differences, and
(v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. The Company has delivered to Parent complete and correct copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such internal accounting controls.

     (f) Section 5.7(f) of the Company Disclosure Schedule lists, and the Company has delivered to Parent copies of, the documentation creating or governing, all securitization transactions and "off-balance sheet arrangements" (as defined in Item 303(a)(4) of Regulation S-K of the SEC) effected by the Company or its Subsidiaries since May 31, 2002.

     (g) Ernst & Young LLP, which has expressed its opinion with respect to the financial statements of the Company and its Subsidiaries included in the Company SEC Reports (including related notes), is and has been throughout the periods covered by such financial statements (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act), (ii) "independent" with respect to the Company within the meaning of Regulation S-X, and (iii) with respect to the Company, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the related Rules of the SEC and the Public Company Accounting Oversight Board. Section 5.7(g) of the Company Disclosure Schedule lists all non-audit services performed by Ernst & Young LLP for the Company and its Subsidiaries since May 27, 2005.

     (h) The Chief Executive Officer and the Chief Financial Officer of the Company have signed, and the Company has furnished to the SEC, all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act, and the rules and regulations of the SEC promulgated thereunder with respect to the Company's filings pursuant to the Exchange Act. Such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn. Neither the Company nor any of its officers has received notice from any Governmental Authority questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications. The Company has provided to Parent complete and correct copies of all certifications filed with the SEC pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act and hereby reaffirms, represents and warrants to the Company the matters and statements made in such certificates.

     (i) Except as permitted by the Exchange Act, neither the Company nor any of its Subsidiaries (i) has, since July 31, 2002, extended or maintained credit, arranged for the extension of credit, or renewed, or (ii) permits to remain outstanding, an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company.

     (j) The Company is, or will timely be in all material respects, in compliance with all listing and corporate governance requirements of the NYSE, and is in compliance in all material respects with all rules, regulations, and requirements of the Sarbanes-Oxley Act and the SEC.

     (k) Each of the Company, its directors and its senior financial officers has consulted with the Company's independent auditors and with the Company's outside counsel with respect to, and (to the extent applicable to the Company) is familiar in all material respects with all of the requirements of, the Sarbanes-Oxley Act. The Company is in compliance with the provisions of the Sarbanes-Oxley Act applicable to it as of the date hereof and has implemented such programs and has taken reasonable steps, upon the advice of the Company's independent auditors and outside counsel, respectively, to ensure the Company's future compliance (not later than the relevant statutory and regulatory deadlines therefore) with all provisions of the Sarbanes-Oxley Act which shall become applicable to the Company after the date hereof.

5.8  Absence of Certain Changes or Events.

     Since May 27, 2005, except as set forth in Section 5.8 of the Company Disclosure Schedule, or as expressly contemplated by this Agreement, (a) there has not been any Material Adverse Effect with respect to the Company and its Subsidiaries, taken as a whole, and (b) none of the Company or any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 7.1.

5.9  Litigation.

     Except as set forth in the Company SEC Reports or in Section 5.9 of the Company Disclosure Schedule, there is no litigation, suit, claim, action, proceeding or investigation (which investigation has been communicated to the Company or of which the Company has knowledge) (an "Action") pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any property or asset of the Company or any such Subsidiary, before any Governmental Authority, except for Actions that, if determined adversely to the Company or any such Subsidiary would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth in Section 5.9 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries nor any property or asset of the Company or any such Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority. There are no Actions pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, that would reasonably be expected to prevent or materially delay the consummation of the Transactions or the Information Restructuring.

5.10  Employee Benefit Plans.

     (a) Section 5.10(a) of the Company Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (whether or not such plans are subject to ERISA) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, including each plan, program, arrangement or scheme maintained or required to be maintained under the Laws of a jurisdiction outside the United States of America and all employment, retention, termination, severance or other contracts or agreements, whether legally enforceable or not, to which the Company or any of its Subsidiaries is a party, with respect to which the Company or any such Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any such Subsidiary for the benefit of any current or former employee, officer or director (or other beneficiary or their dependents or spouses) of the Company or any such Subsidiary (collectively, the "Plans"). For each Plan, the Company has furnished or made available to Parent a true and complete copy of each Plan document (including all amendments thereto) and where such Plan is unwritten, a written description of the material terms thereof, and has delivered or made available to Parent a true and complete copy of the following: (i) each trust or other funding arrangement prepared in connection with a Plan, (ii) each summary plan description and summary of material modifications (or a description of any material oral communications) provided by the Company or any of its Subsidiaries to any current or former employees, officers, directors, or other beneficiaries or their dependents or spouses of the Company or any of its Subsidiaries concerning the extent of the benefits provided under each Plan, (iii) the most recently filed Internal Revenue Service ("IRS") Forms 5500 for each Plan required to file such report,
(iv) the most recently received IRS determination letter for each Plan that has received such IRS determination letter and (v) the three most recently prepared actuarial reports or financial statements in connection with each Plan for which an actuarial report or financial statement has been prepared (whether or not required) and (vi) nondiscrimination and coverage testing data and results for the three most recent years in connection with each Plan that is intended to be qualified under Section 401(a) of the Code. Except as disclosed in Section 5.10(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any express or implied commitment, whether legally enforceable or not, (i) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (ii) to enter into any contract or agreement to provide compensation or benefits to any individual, or
(iii) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by this Agreement, the Transactions or ERISA or the Code or to otherwise comply with applicable Law.

     (b) Except as disclosed in Section 5.10(b) of the Company Disclosure Schedule, neither the Company, any of its Subsidiaries (including any entity that during the past six years was a Subsidiary of the Company) nor any Person (whether incorporated or unincorporated) that together with the Company or any of its Subsidiaries (including any entity that during the past six years was a Subsidiary of the Company) would be deemed a "single employer" within the meaning of Section 414 of the Code ("ERISA Affiliate") has now or at any time contributed to, sponsored, or maintained (i) a pension plan (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the Code or Title IV of ERISA, (ii) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a "Multiemployer Plan"), or (iii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any of its Subsidiaries could incur liability under Section 4063 or 4064 of ERISA (a "Multiple Employer Plan"). Except as disclosed in Section 5.10(b) of the Company Disclosure Schedule, no Plan exists that (A) provides for the payment of separation, severance, termination or similar-type benefits to any Person, (B) obligates the Company or any of its Subsidiaries to pay separation, severance, termination or similar-type benefits solely or partially as a result of the consummation of any Transaction or the Information Restructuring, or (C) could result in the payment to any present or former employee, director or consultant of the Company or any of its Subsidiaries of any money or other property or accelerate or provide any other rights or benefits to any current or former employee, director or consultant of the Company or any of its Subsidiaries as a result of the consummation of the Transactions or the Information Restructuring (whether alone or in connection with any subsequent event). Except as disclosed in Section 5.10(b) of the Company Disclosure Schedule, there is no contract, plan or arrangement (written or otherwise) covering any current or former employee, director or consultant of the Company or any of its Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code. Except as disclosed in Section 5.10(b) of the Company Disclosure Schedule and to the extent required under ERISA Section 601 et. seq. and Code Section 4980B, none of the Plans provides for or promises retiree medical, retiree disability or retiree life insurance benefits to any current or former employee, officer, director or consultant of the Company or any of its Subsidiaries. Except as disclosed in Section 5.10(b) of the Company Disclosure Schedule, each of the Plans is subject only to the Laws of the United States or a political subdivision thereof. Except as disclosed in Section 5.10(b) of the Company Disclosure Schedule, none of the Plans nor any plan, program, arrangement, contract or agreement previously contributed to, sponsored or maintained by the Company or its Subsidiaries during the past six years (including any entity that during the past six years was a Subsidiary of the Company) that would be a "plan" as described in Section 5.10(a) if currently in effect ("Prior Company Plan" is or was a "multiple employer welfare arrangement" (as defined in Section 3(40) of ERISA).

     (c) Except as disclosed in Section 5.10(c) of the Company Disclosure Schedule, each Plan is now and always has been, and each Prior Company Plan always was, operated in all material respects in accordance with its terms and the requirements of all applicable Laws including, without limitation, ERISA and the Code. Except as disclosed in Section 5.10(c) of the Company Disclosure Schedule, the Company and its Subsidiaries have performed all obligations required to be performed by them under, are not in any respect in default under or in violation of, and have no knowledge of any default or violation by any party to, any Plan or Prior Company Plan. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan or Prior Company Plan (other than routine claims for benefits in the ordinary course) and except as disclosed in Section 5.10(c) of the Company Disclosure Schedule, no fact or event exists that could reasonably be expected to give rise to any such Action. Except as disclosed in Section 5.10(c) of the Company Disclosure Schedule, to the knowledge of the Company, no "qualification failure" (within the meaning of Rev. Proc. 2003-44) exists with respect to any Plan that is intended to be qualified under Section 401(a) of the Code.

     (d) Except as disclosed in Section 5.10(d) of the Company Disclosure Schedule, each Plan that is intended to be qualified under Section 401(a) of the Code has timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and no fact or event exists that could reasonably be expected to result in the revocation of such exemption.

     (e) To the knowledge of the Company, there has not been any non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan or Prior Company Plan.

     (f) Except as set forth in Section 5.10(f) of the Company Disclosure Schedule, all contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates. All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Authority and, to the knowledge of the Company, no fact or event exists which could reasonably be expected to give rise to any such challenge or disallowance. The assets of each Plan that has assets are reported at their fair market value on the financial statements of each such Plan.

     (g) The Company and its Subsidiaries are in compliance with the requirements of the Workers Adjustment and Retraining Notification Act and any similar state or local Law ("WARN") and have no liabilities pursuant to WARN determined without regard to any terminations of employment that occur on or after the Effective Time.

     (h) In addition to the foregoing, with respect to each Plan listed in
Section 5.10(a) of the Company Disclosure Schedule that is not subject to United States Law (a "Non-U.S. Benefit Plan"), which Plans are so identified on Section 5.10(h) of the Company Disclosure Schedule:

        (i) all employer and employee contributions to each Non-U.S. Benefit Plan required by Law or by the terms of such Non-U.S. Benefit Plan have been made, or, if applicable, accrued in accordance with normal accounting practices;

        (ii) to the knowledge of the Company, each Non-U.S. Benefit Plan which provides employee health and welfare benefits is administered by group insurance providers pursuant to the terms of group policies which are in good standing with the applicable insurance companies;

        (iii) each Non-U.S. Benefit Plan maintained by the Company or any of its Subsidiaries required to be registered or approved has been registered or approved and has been maintained in good standing with applicable Governmental Authorities. To the knowledge of the Company, each Non-U.S. Benefit Plan is now and always has been operated in material compliance with all applicable non-United States Laws; and

        (iv) each Non-U.S. Benefit Plan which is a retirement savings plan and which is contributed to, sponsored or maintained by the Company or any of its Subsidiaries for the benefit of the employees in Canada provides only defined contribution benefits which are dependent on investment performance and does not require specified minimum guaranteed benefits to be paid.

5.11  Labor and Employment Matters.

     (a) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any such Subsidiary, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees. To the knowledge of the Company, there are no unfair labor practice complaints pending against the Company or any of its Subsidiaries before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving employees of the Company or any such Subsidiary. There is no strike, controversy, slowdown, work stoppage or lockout occurring, or, to the knowledge of the Company, any threat thereof in writing, by or with respect to any employees of the Company or any of its Subsidiaries.

     (b) Except as disclosed in Section 5.11(b) of the Company Disclosure Schedule, the Company and its Subsidiaries have paid in full to all current and former employees or adequately accrued for in accordance with GAAP consistently applied all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees and there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or, to the knowledge of the Company, threatened before any Governmental Authority with respect to any persons currently or formerly employed by the Company or any such Subsidiary. Except as disclosed in Section 5.11(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices. There is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or, to the knowledge of the Company, threatened with respect to the Company or its Subsidiaries. Except as disclosed in Section 5.11(b) of the Company Disclosure Schedule, there is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or, to the knowledge of the Company, threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which the Company or any of its Subsidiaries has employed or employ any person. Neither the Company nor any of its Subsidiaries has received a claim from any Governmental Authority to the effect that the Company or such Subsidiary has improperly classified an individual as an independent contractor.

5.12  Real Property; Title to Assets.

     (a) Each parcel of real property owned by the Company or any of its Subsidiaries (i) is owned free and clear of all mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind, including, without limitation, any easement, right of way or other encumbrance to title, or any option, right of first refusal, or right of first offer (collectively, "Liens"), other than (A) Liens for current Taxes and assessments not yet past due and payable, (B) inchoate mechanics' and materialmen's Liens for construction in progress, (C) workmen's, repairmen's, warehousemen's and carriers' Liens arising in the ordinary course of business of the Company or such Subsidiary consistent with past practice and (D) all matters of record that would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect (collectively, "Permitted Liens") and (ii) is neither subject to any governmental decree or order to be sold nor is being condemned, expropriated or otherwise taken by any Governmental Authority with or without payment of compensation therefor, nor, to the knowledge of the Company, has any such condemnation, expropriation or taking been proposed.

     (b) All leases, subleases and licenses related to real property which are material to the Company's business on a consolidated basis are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default (or event which, with notice or lapse of time, or both, would constitute a material default) by the Company or any of its Subsidiaries or, to the Company's knowledge, by the other party to such lease, sublease or license.

     (c) There are no contractual or legal restrictions or other arrangements that preclude or restrict the ability of the Company or any of its Subsidiaries to use all or any portion of any real property owned or leased by the Company or any such Subsidiary for the purposes for which it is currently being used by the Company or such Subsidiary. There are no material adverse physical conditions known to the Company which materially and adversely affect the Company's and its Subsidiaries' ability to use any real property, or improvements thereon, owned or leased by the Company or any such Subsidiary for the purposes for which they are currently being used.

     (d) Each of the Company and its Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except for Permitted Liens or other defects of title which are not reasonably likely to have a Material Adverse Effect.

5.13  Intellectual Property.

     (a) The Company and its Subsidiaries own or have sufficient rights to all Intellectual Property currently used in the operation of its business as presently conducted. Except where the loss or impairment of such Intellectual Property would not, in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) neither the consummation of the Transactions nor the Information Restructuring will result in the loss or impairment of any such Intellectual Property, and (ii) each item of Intellectual Property owned or used by the Company or its Subsidiaries immediately prior to the Closing will be owned or available for use by the Company and its Subsidiaries on identical terms and conditions immediately subsequent to the Closing. The Company and its Subsidiaries have taken all commercially reasonable actions to maintain and protect each item of Intellectual Property owned or used by them.

     (b) To the knowledge of the Company, neither the Company nor any of its Subsidiaries has, during the past three (3) years, interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties in any material respect. Except as set forth in
Section 5.13(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has, during the past three (3) years, received any written charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that it must license or refrain from using any Intellectual Property rights of any third party). To the knowledge of the Company, neither the Company nor any of its Subsidiaries will interfere, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties in any material respect as a result of the continued operation of their businesses as presently conducted.

     (c) Except as set forth in Section 5.13(c) of the Company Disclosure Schedule, to the knowledge of the Company, no third party (including any present or former employee, consultant, independent contractor, or shareholder) has, during the past three (3) years, interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Company or any of its Subsidiaries, except for any such interference, infringement, misappropriation or conflict which are not reasonably likely to have a Material Adverse Effect.

     (d) Section 5.13(d) of the Company Disclosure Schedule identifies all material Software products currently marketed, or proposed to be marketed within the next two (2) years, to customers by the Company or any of its Subsidiaries. With respect to each item identified in Section 5.13(d) of the Company Disclosure Schedule:

        (i) The Company or one of its Subsidiaries possesses all right, title, and interest in and to the item, free and clear of any and all Liens other than Permitted Liens.

        (ii) The item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge.

        (iii) No action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the knowledge of the Company, threatened which challenges the legality, validity, enforceability, use, or ownership of the item.

        (iv) Except in connection with customer agreements entered into by the Company or any of its Subsidiaries, neither the Company nor any of its Subsidiaries has ever agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

        (v) Neither the Company nor any of its Subsidiaries is under any obligation to grant any right, license or permission to use, or with respect to, the item other than pursuant to non-exclusive license agreements with customers, resellers or distributors in the ordinary course of business.

        (vi) No (A) governmental funding; (B) facilities of a Governmental Authority, university, college, other educational institution or research center or (C) funding from any Person (other than funds received in consideration for the Company's share capital) was used in the development of the item by the Company or any of its Subsidiaries. No current or former employee, consultant, or independent contractor of the Company or any of its Subsidiaries, who was involved in, or who contributed to, the creation or development of the item, has performed services for any Governmental Authority, university, college, or other educational institution or research center during a period of time during which such employee, consultant, or independent contractor was also performing services for the Company or any of its Subsidiaries.

        (vii) Such item operates without malfunctions or design failures, and is free from any defects, errors or "bugs" in each case, with the exception of such de minimus malfunctions, design failures, defects, errors or "bugs" which do not adversely affect in a material manner the intended use of such item.

        (viii) Such item was either developed (A) by employees of the Company or one of its Subsidiaries within the scope of their employment or (B) by independent contractors or consultants who have assigned all of their rights in and to the item to the Company or one of its Subsidiaries pursuant to written agreements.

        (ix) The source code and system documentation relating to such item (A) has been subject to commercially reasonable efforts by the Company and its Subsidiaries to maintain the confidentiality thereof, (B) has been disclosed only to employees who have a need to know in connection with the performance of their duties to the Company and its Subsidiaries, and (C) has not been disclosed to any third party not under an obligation to maintain the confidential nature of such information.

     (e) To the knowledge of the Company, the documentation relating to each Trade Secret of the Company and its Subsidiaries is current, accurate, and sufficient in detail and content for the conduct of the businesses of the Company and its Subsidiaries. The Company and its Subsidiaries have taken commercially reasonable precautions to protect the secrecy, confidentiality, and value of its Trade Secrets.

     (f) Except as set forth in Section 5.13(f) of the Company Disclosure Schedule or where the failure thereof would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all current and former employees of the Company and its Subsidiaries and all other Persons who have been involved in the development of Intellectual Property by or on behalf of the Company or its Subsidiaries have executed written agreements with the Company or its Subsidiaries that assign to the Company or one of its Subsidiaries all rights to any inventions, improvements, discoveries or information of the Company and its Subsidiaries. Except as set forth in Section 5.13(f) of the Company Disclosure Schedule, no current or former employee of the Company or any of its Subsidiaries has entered into any agreement that requires the employee to transfer, assign or disclose information concerning his work to anyone other than the Company or one of its Subsidiaries. No employee or former employee has the right or has claimed a right to ownership of any of the Intellectual Property in any invention or improvement made by him in the course of his employment with the Company or any of its Subsidiaries.

     (g) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the data and information used by the Company and its Subsidiaries in providing products or services to their customers (collectively, the "Company Data") (i) does not violate the privacy rights of any Person, (ii) does not infringe upon, misappropriate, conflict with or violate the Intellectual Property rights of any Person, (iii) was collected and acquired in accordance with all applicable Laws or agreements to which the Company or its Subsidiaries is bound, or both, and (iv) when used by the Company and its Subsidiaries, in the manner in which the Company Data was used prior to the date hereof, is in full accordance with all, and does not violate any, applicable Laws or agreements to which the Company or its Subsidiaries is bound. The Company and its Subsidiaries have taken all commercially reasonable steps to maintain the confidentiality and proprietary nature of the Company Data.

5.14  Taxes.

     (a) Except as set forth in Section 5.14(a) of the Company Disclosure Schedule, the Company and its Subsidiaries have paid all Taxes due and owing and have filed all Tax Returns that they were required to file and all such Tax Returns were correct and complete in all material respects. Neither the Company nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any of its Subsidiaries.

     (b) Except as set forth in Section 5.14(b) of the Company Disclosure Schedule, there is no dispute or claim pending or, to the knowledge of the Company, threatened concerning any Tax liability of the Company or any of its Subsidiaries.

     (c) Except as set forth in Section 5.14(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

     (d) Except as set forth in Section 5.14(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries (i) has filed a consent under Section 341(f) of the Code concerning collapsible corporations;
(ii) is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in any payment that would not be deductible pursuant to Code Section 162(m) or any "excess parachute payment" within the meaning of Code Section 280G (or any corresponding provision of state, local or foreign Tax Law); (iii) has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii); (iv) is a party to or bound by any tax allocation or sharing agreement; (v) has been a member of an affiliated group filing a consolidated federal income Tax return (other than a group the common parent of which was the Company) or has any liability for the Taxes of any Person other than the Company or any of its Subsidiaries under Reg. sec. 1.1502-6 (or any similar provision of state, local or foreign Tax law), as a transferee or successor, by contract, or otherwise;
(vi) has distributed stock of another
corporation or has had its stock distributed in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code
Section 361; or (vii) has participated in any reportable transaction within the meaning of Code Section 6707A(c)(1).

     (e) Except as set forth in Section 5.14(e) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Effective Time; (ii) closing agreement as described in Code section 7121 (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Effective Time; (iii) intercompany transactions or any excess loss account described in Treasury regulations under Code section 1502 (or any corresponding or similar provision of state, local or foreign Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Effective Time; or (v) prepaid amount received on or prior to the Effective Time.

     (f) The accruals and reserves for Taxes reflected in the 2005 Balance Sheet are adequate to satisfy all Taxes accruable through such date in accordance with GAAP.

     (g) The factual statements and representations made to the Internal Revenue Service in connection with the Company's request for a private letter ruling regarding certain federal income tax consequences of the transactions contemplated by the Distribution Agreement, dated January 31, 2001, by and between the Company and Global Payments, Inc. were true, correct and complete when made, and no action which is inconsistent with any of such factual statements or representations has been taken by the Company, any Subsidiary of the Company, nor, to the knowledge of the Company, by Global Payments, Inc. or any of its Affiliates. The Company and its Subsidiaries have complied with, and to the knowledge of the Company, each of Global Payments, Inc. and its Affiliates has complied with, each of the covenants set forth in Section 9.1 of the Tax Sharing and Indemnification Agreement, dated January 31, 2001, by the Company and Global Payments, Inc.

     (h) The factual statements and representations made to Troutman Sanders LLP in connection with the opinion delivered by such law firm on August 19, 2005 regarding certain federal income tax consequences of the acquisition by the Company of the stock of TechRx Incorporated were true, correct and complete when made, and no action which is inconsistent with any of such factual statements or representations has been taken by the Company or any Subsidiary of the Company.

5.15  Environmental Matters.

     Except as described in Section 5.15 of the Company Disclosure Schedule, (a) neither the Company nor any of its Subsidiaries is in material violation of any Environmental Law; (b) none of the properties currently or formerly owned, leased or operated by the Company or any of its Subsidiaries (including, without limitation, soils and surface and ground waters) has been contaminated by the dumping, discharge, spillage, disposal or other release of Hazardous Substances that requires investigation, removal, remediation or corrective action by the Company or any such Subsidiary under applicable Environmental Laws; (c) none of the Company or any of its Subsidiaries has been notified that it is actually or potentially liable under or received any requests for information or other correspondence or written notice that it is considered potentially liable for any off-site contamination by Hazardous Substances; (d) each of the Company and its Subsidiaries has all material permits, licenses and other authorizations required under any Environmental Law ("Environmental Permits"); (f) each of the Company and its Subsidiaries is in material compliance with its Environmental Permits; and (g) neither the execution of this Agreement nor the consummation of the Transactions or the Information Restructuring will require any investigation, remediation or other action with respect to Hazardous Substances, or any notice to or consent of Governmental Authorities or third parties, pursuant to any applicable Environmental Law or Environmental Permit.

5.16  Company Rights Agreement.

     The Company has taken all necessary action so that none of the execution or delivery of this Agreement, the consummation of the Merger or the consummation of any other Transactions or the Information

Restructuring will result in any Person becoming able to exercise any rights under the Stockholder Protection Rights Agreement, dated as of March 26, 2001, between the Company and SunTrust Bank, Atlanta, as rights agent, (the "Company Rights Agreement"), or enabling or requiring the associated Series A Junior Participating Preferred Stock Purchase Rights (the "Company Rights") to be separated from the shares of the Company Common Stock to which they are attached or to be triggered or to be exercisable.

5.17  Material Contracts.

     Other than any contract or amendment thereto filed as an exhibit to any Company SEC Report and except as disclosed in Section 5.17 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries, nor any of their respective assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement contract providing for aggregate payments to any Person in any calendar year in excess of $500,000, (ii) any material contract relating to the borrowing of money by the Company or any of its Subsidiaries or the guarantee by the Company or such Subsidiary of any such obligation (other than contracts evidencing trade payables), (iii) any contract which prohibits or restricts, in any material respect, the Company or any of its Subsidiaries from engaging in any business activities in any geographic area, line of business, or customer segment or otherwise in competition with any other Person, (iv) any contract granting material exclusive rights or "most favored nation" status to the counterparty thereof, (v) any contract pursuant to which the Company or any of its Subsidiaries have granted any material Intellectual Property rights to a third party (other than non-exclusive license agreements with customers, distributors or resellers in the ordinary course of business),
(vi) any contract pursuant to which the Company or any of its Subsidiaries has received the right to use any material Intellectual Property (other than commercially-available, off-the-shelf software programs having a license fee of $100,000 or less), (vii) any indemnity agreement in favor of any Person, (viii) any contract relating to any discontinued operation or any assets or business sold or otherwise disposed of by the Company or its Subsidiaries within the three (3) year period ended on the date hereof, or (ix) any other contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by the Company with the SEC on the date of this Agreement (such contracts described in clauses (i) through (ix) of this Section 5.17 being referred to collectively as the "Material Contracts"). With respect to each Material Contract and except as disclosed in Section 5.17 of the Company Disclosure Schedule: (A) the contract is in full force and effect; (B) neither the Company nor any of its Subsidiaries is in default thereunder, other than defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect; (C) neither the Company nor any of its Subsidiaries has repudiated or waived any material provision of any such contract; and (D) no other party to any such contract is, to the knowledge of the Company, in default in any respect, other than defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, or has repudiated or waived any material provision thereunder. The Company has furnished or made available to Parent a true and correct copy of each Material Contract.

5.18  Insurance.

     Section 5.18 of the Company Disclosure Schedule sets forth a complete and correct list of all material insurance policies owned or held by the Company and each of its Subsidiaries. With respect to each such insurance policy: (i) the policy is legal, valid and binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect, (ii) all premiums due thereon have been paid in full, (iii) neither the Company nor any of its Subsidiaries is in material breach or default under the policy, (iv) neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which would permit the termination or modification of the policy, (v) except as set forth in
Section 5.18 of the Company Disclosure Schedule, no insurer under the policy has cancelled or generally disclaimed liability under any such policy or indicated any intent to do so or not renew the policy, (vi) all material claims under the policy have been filed in a timely fashion, and (vii) a true and correct copy of the policy has been delivered to Parent.

5.19  Certain Business Practices.

     None of the Company, any of its Subsidiaries or any directors or officers, agents or employees of the Company or any such Subsidiary, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; (iii) made any payment in the nature of criminal bribery; or (iv) made any payment or received any payment for the purposes of inducing purchases/sales in violation of the Social Security Act sect. 1128 (b)(3), the "Federal Anti-kickback Statute," or any similar federal, state or local Law.

5.20  Healthcare Information Laws.

     The Company and its Subsidiaries are in material compliance with all applicable Healthcare Information Laws. Each of the Company, and its Subsidiaries (i) has undertaken all necessary surveys, audits, inventories, reviews, analyses, or assessments (including any necessary risk assessments) on all areas required for compliance under all Healthcare Information Laws, (ii) has been in compliance with such Healthcare Information Laws since the applicable compliance date of any such Law, (iii) has developed a plan for maintaining compliance with all Healthcare Information Laws (the "Company Compliance Plan") and (iii) has implemented those provisions of the Company Compliance Plan to ensure that such entity is and will remain in compliance with all Healthcare Information Laws. For purposes of this Agreement, the term "Healthcare Information Laws" means any and all federal and state Laws relating to patient or individual healthcare information, including the Administrative Simplification requirements of the Health Insurance Portability and Accountability Act of 1996, Pub. L. No. 104-191, as amended, and any rules or regulations promulgated thereunder.

5.21  Opinion of Financial Advisors.

     The Company has received the opinions of each of The Blackstone Group L.P. and Goldman, Sachs & Co., each dated the date of this Agreement, to the effect that, as of the date of this Agreement and based upon and subject to the factors and assumptions set forth therein, the Per Share Merger Consideration is fair, from a financial point of view, to the Company's stockholders.

5.22  Brokers.

     No broker, finder or investment banker (other than The Blackstone Group L.P. and Goldman, Sachs & Co.) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or its Subsidiaries. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and each of The Blackstone Group L.P. or Goldman, Sachs & Co. pursuant to which such firms would be entitled to any payment or indemnity relating to the Transactions.

5.23  HIS Sale.

     (a) Except as specifically set forth in the Information Documents, following consummation of the transactions contemplated by the Information Documents, the Company will not have, or become obligated for, any liabilities (whether accrued, contingent, absolute, known, unknown or otherwise) arising out of or relating to the Information Management Business or the Information Restructuring.

     (b) Except for assets that are to be used to provide the services contemplated by the Transition Services Agreement (as defined below), following consummation of the transactions contemplated by the Information Documents, the Company and its Subsidiaries shall own, free and clear of all Liens other than Permitted Liens, or have the right to use from third parties, on the same terms in effect prior to such consummation, all material assets and properties currently used in, or necessary to, the operation of the Company's network services and systems business.

5.24  Note Indenture.

     The Company is not currently in default under or in violation of and, to the Knowledge of the Company, no event, fact or circumstance exists that would, with the giving of notice, the passage of time or both, cause a default under the Indenture between the Company and Regions Bank, as Trustee, dated as of November 26, 2002 (the "Note Indenture") or any of the 10 1/2% Senior Subordinated Notes due 2012 (the "Senior Subordinated Notes") issued pursuant to the Note Indenture, and the consummation of the Information Restructuring will not constitute a violation of, cause a default under, or cause the occurrence of an event that with the giving of notice, the passage of time or both would cause a default under the Note Indenture or any of the Senior Subordinated Notes.

5.25  Statements True and Correct.

     (a) No statement, certificate, instrument, or other writing furnished or to be furnished by the Company to Parent pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (b) None of the information supplied or to be supplied by the Company for inclusion in the Registration Statement to be filed by Parent with the SEC will,
(i) at the time the Registration Statement is filed with the SEC, (ii) at any time it is amended or supplemented or (iii) at any time when the Registration Statement becomes effective under the Securities Act, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading.

     (c) None of the information supplied or to be supplied by the Company for inclusion in the Joint Proxy Statement/Prospectus to be mailed to the Company's and Parent's stockholders in connection with the Stockholders' Meetings, the Notes Tender Offer Documents, and any other documents to be filed by the Company with the SEC or any other Governmental Authority in connection with the Transactions, will, at the respective time such documents are filed, and with respect to the Joint Proxy Statement/Prospectus, when first mailed to the stockholders of the Company and stockholders of Parent, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Joint Proxy Statement/Prospectus or any amendment thereof or supplement thereto, at the time of the Stockholders' Meetings, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meetings.

     (d) All documents that the Company is responsible for filing with any Governmental Authority in connection with the Transactions will comply in all material respects with the provisions of applicable Law.

                                   ARTICLE 6

             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

     As an inducement to the Company to enter into this Agreement, Parent and Purchaser hereby, jointly and severally, represent and warrant to the Company as follows:

6.1  Organization and Qualification; Subsidiaries.

     (a) Each of Parent and Purchaser is a corporation duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Parent and the Purchaser is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not be reasonably likely to have a Material Adverse Effect.

     (b) Parent or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each Subsidiary set forth in Section 6.1(b) of Parent Disclosure Schedule (the "Parent Disclosure Schedule"), which has been prepared by Parent and delivered by Parent to the Company prior to the execution and delivery of this Agreement. Except as disclosed in Section 6.1(b) of the Parent Disclosure Schedule, Parent does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, limited liability company, partnership, joint venture or other business association or entity.

6.2  Certificate of Incorporation and Bylaws.

     Parent has heretofore furnished to the Company a complete and correct copy of the Certificate of Incorporation and the Bylaws, each as amended to date, of Parent and Purchaser. Such Certificates of Incorporation and Bylaws are in full force and effect.

6.3  Capitalization.

     The authorized capital stock of Parent consists of (i) 200,000,000 shares of Parent Common Stock, (ii) 600,000 shares of non-voting common stock, par value $.01 per share ("Parent Non-Voting Common Stock"), and (iii) 20,000,000 shares of preferred stock, no par value ("Parent Preferred Stock"). As of July 29, 2005, 32,943,419 shares of Parent Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable As of the date of this Agreement, no shares of Parent Non-Voting Common Stock or Parent Preferred Stock are issued and outstanding.

6.4  Authority Relative to the Transactions.

     Each of Parent and Purchaser has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery by each of Parent and Purchaser of this Agreement and the consummation by each of Parent and Purchaser of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the issuance of Parent Common Stock pursuant to this Agreement, the approval of such issuance by the holders of a majority of the then outstanding shares of Parent Common Stock cast, in person or by proxy, on such proposal ("Parent Stockholder Approval"), and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by each of Parent and Purchaser and, assuming the due authorization, execution and delivery by the other parties thereto, constitutes the legal, valid and binding obligation of each of Parent and Purchaser, enforceable against each of Parent and Purchaser in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought). The Board of Directors of Parent, at a meeting duly called and held, has (i) determined that the Transactions contemplated hereby, are fair to, and in the best interests of, the holders of Parent Common Stock, (ii) approved, adopted and declared advisable this Agreement and the Transactions (such approval and adoption having been made in accordance with the DGCL, including, without limitation, Section 203 thereof) and (iii) resolved to recommend that the holders of Parent Common Stock approve the issuance of Parent Common Stock pursuant to this Agreement. To the knowledge of each of Parent and Purchaser, no state takeover statute (other than Section 203(a) of the DGCL) is applicable to the Merger or the other Transactions.

6.5  No Conflict; Required Filings and Consents.

     (a) The execution and delivery by each of Parent and Purchaser of this Agreement do not, and the performance by each of Parent and Purchaser of this Agreement will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of Parent or Purchaser, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 6.5(b) have been obtained or taken and all filings and obligations described in Section 6.5(b) have been made or fulfilled, conflict with or violate any Law applicable to Parent or any of its Subsidiaries or by which any property or asset of Parent or any such Subsidiary is bound or affected, or (iii) except as set forth in
Section 6.5(a) of the Parent Disclosure Schedule, result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clause (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

     (b) Except as set forth in Section 6.5(b) of the Parent Disclosure Schedule, the execution and delivery by each of Parent and Purchaser of this Agreement do not, and the performance by each of Parent and Purchaser of this Agreement will not, require any consent, approval, authorization or permit of, or filing with or notification to, a Governmental Authority, except for (i) the pre-merger notification requirements of the HSR Act, (ii) any applicable requirements of the Exchange Act, the rules of the Nasdaq and state takeover Laws, (iii) the filing and recordation of appropriate merger documents as required by the DGCL and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

6.6  Permits; Compliance.

     (a) Each of Parent and Parent's Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority, in each case that are material to Parent and its Subsidiaries, taken as a whole, for each of Parent and its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Parent Permits"). No suspension or cancellation of any of the Parent Permits is pending or, to the knowledge of Parent, threatened.

     (b) Each of Parent and its Subsidiaries is in compliance with (i) all Laws applicable to each of Parent and its Subsidiaries or by which any property or asset of Parent or such Subsidiary is bound or affected, and (ii) all notes, bonds, mortgages, indentures, contracts, agreements, leases, licenses, Parent Permits, franchises or other instruments or obligations to which Parent or such Subsidiary is a party or by which Parent or such Subsidiary or any property or asset of Parent or such Subsidiary is bound, in each case, other than noncompliance which would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect. Except as set forth in Section 6.6(b) of the Parent Disclosure Schedule, there are no proceedings, inquiries or investigations pending before any Governmental Authority or, to Parent's knowledge, threatened by any Governmental Authority with respect to Parent or any of its Subsidiaries, other than any such proceedings, inquiries or investigations which would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

     (c) Except as set forth on Schedule 6.6(c), to the knowledge of Parent, neither Parent, its Subsidiaries, nor any of their respective officers, directors, employees or agents have been, since May 31, 2002, or is currently being investigated, charged or implicated in any violation of Laws relating to Medicare, Medicaid, Tricare, or any other state or federally sponsored or funded health care program. Neither Parent, its Subsidiaries, nor any of their respective officers, directors, employees, independent contractors or agents have engaged in any activities which may serve as grounds for any material penalties of any kind under Title 11, Title 18 or Title 19 of the Social Security Act, the False Claims Act (31 U.S.C. sec.3729 et seq.), the False

Statements Act (18 U.S.C. sec.1001), the Program Fraud Civil Penalties Act (31 U.S.C. sec.3801 et seq.), the Food, Drug and Cosmetic Act (21 U.S.C. sec.301 et seq.) (all as amended or superseded), or the anti-fraud and abuse provisions of the Health Insurance Portability and Accountability Act of 1996 (18 U.S.C. sec.1347, 18 U.S.C. sec.669, 18 U.S.C. sec.1035, 18 U.S.C. sec.1518) or any
fraud and abuse, false claims and anti-self referral statutes and regulations in each state or other jurisdiction where Parent or its Subsidiaries have operations or any related regulations or other federal or state Laws.

6.7  SEC Filings; Financial Statements; Undisclosed Liabilities.

     (a) Parent has filed or furnished, as the case may be, all SEC Documents required to be filed or furnished by it with the SEC since May 31, 2002 (collectively, the "Parent SEC Reports"). The Parent SEC Reports (i) were prepared in accordance with either the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder and (ii) did not, at the time they were filed, or, if amended or supplemented, as of the date of such amendment or supplement, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of Parent is required to file any form, report or other document with the SEC.

     (b) Each of the consolidated financial statements (including, in each case, any notes thereto), as restated to date, contained in the Parent SEC Reports, as amended to date, complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of filing and, was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited interim statements, the omission of footnotes and otherwise as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of Parent and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein.

     (c) Neither Parent nor any of its Subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected, reserved for or disclosed in a consolidated balance sheet of Parent and its consolidated Subsidiaries, including the notes thereto, prepared as of the date of this Agreement in accordance with GAAP, except (i) as reflected, reserved for or disclosed in the consolidated balance sheet of Parent and the consolidated Subsidiaries as at December 31, 2004, including the notes thereto (the "2004 Parent Balance Sheet") or in the consolidated balance sheet of Parent and its consolidated Subsidiaries as at June 30, 2005, including the notes thereto, (ii) as incurred in the ordinary course of business consistent with past practice since December 31, 2004, (iii) as incurred pursuant to the Transactions, (iv) as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (v) as set forth in Section 6.7(c) of the Parent Disclosure Schedule.

     (d) Except as set forth in Section 6.7(d) of the Parent Disclosure Schedule, Parent maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning Parent and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of Parent's SEC filings and other public disclosure documents.

     (e) Except as set forth in Section 6.7(e) of the Parent Disclosure Schedule, Parent and its Subsidiaries maintain accurate books and records reflecting its assets and liabilities and maintain a system of internal accounting controls which provide assurance that (i) transactions are executed in accordance with management's authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's authorization, (iv) the recorded accountability for assets is compared with the existing assets at regular intervals and appropriate action is taken with respect to any differences, and
(v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Parent has made available to the Company complete and correct copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such internal accounting controls.

     (f) Section 6.7(f) of the Parent Disclosure Schedule lists, and Parent has delivered to Company copies of, the documentation creating or governing, all securitization transactions and "off-balance sheet arrangements" (as defined in Item 303(a)(4) of Regulation S-K of the SEC) effected by Parent since December 31, 2002.

     (g) Ernst & Young LLP, which has expressed its opinion with respect to the financial statements of Parent and its Subsidiaries included in the Parent SEC Reports (including related notes), is and has been throughout the periods covered by such financial statements (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act), (ii) "independent" with respect to Parent within the meaning of Regulation S-X, and (iii) with respect to Parent, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the related Rules of the SEC and the Public Company Accounting Oversight Board. Section 6.7(g) of the Company Disclosure Schedule lists all non-audit services performed by Ernst & Young LLP for Parent and its Subsidiaries since December 31, 2004.

     (h) The Chief Executive Officer and the Chief Financial Officer of Parent have signed, and Parent has furnished to the SEC, all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act, and the rules and regulations of the SEC promulgated thereunder with respect to Parent's filings pursuant to the Exchange Act. Such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn. Neither Parent nor any of its officers has received notice from any Governmental Authority questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications. Parent has provided to the Company complete and correct copies of all certifications filed with the SEC pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act and hereby reaffirms, represents and warrants to Parent the matters and statements made in such certificates.

     (i) Except as permitted by the Exchange Act, neither Parent nor any of its Subsidiaries (i) has, since December 31, 2002, extended or maintained credit, arranged for the extension of credit, or renewed, or (ii) permits to remain outstanding, an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of Parent.

     (j) Parent is, or will timely be in all material respects, in compliance with all listing and corporate governance requirements of the Nasdaq, and is in compliance in all material respects with all rules, regulations, and requirements of the Sarbanes-Oxley Act and the SEC.

6.8  Absence of Certain Changes or Events.

     Since June 30, 2005, except as set forth in Section 6.8 of the Parent Disclosure Schedule, or as expressly contemplated by this Agreement, (a) there has not been any Material Adverse Effect with respect to Parent and its Subsidiaries, taken as a whole, and (b) none of Parent or any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 7.3.

6.9  Litigation.

     Except as set forth in Section 6.9 of the Parent Disclosure Schedule, there is no Action pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, before any Governmental Authority, that would reasonably be expected (i) to have a Material Adverse Effect on Parent or any of its Subsidiaries or (ii) to prevent or materially delay the consummation of the Transactions.

6.10  Employee Benefit Plans.

     (a) Section 6.10(a) of the Parent Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of ERISA) (whether or not such plans are subject to ERISA) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, including each plan, program, arrangement or scheme maintained or required to be maintained under the Laws of a jurisdiction outside the United States of America, and all employment, retention, termination, severance or other contracts or agreements, whether legally enforceable or not, to which Parent or any of its Subsidiaries is a party, with respect to which Parent or any of its Subsidiaries has any obligation or which are maintained, contributed to or sponsored by Parent or any of its Subsidiaries for the benefit of any current or former employee, officer or director of Parent or any of its Subsidiaries (collectively, the "Parent Plans"). For each Parent Plan, Parent has furnished or made available to the Company a true and complete copy of each Parent Plan document (including all amendments thereto) and where such Parent Plan is unwritten, a written description of the material terms thereof, and has delivered or made available to the Company a true and complete copy of the following: (i) each trust or other funding arrangement prepared in connection with a Parent Plan, (ii) each summary plan description and summary of material modifications (or a description of any material oral communications) provided by Parent or any of its Subsidiaries to any current or former employees, officers, directors, or other beneficiaries or their dependents or spouses of Parent or any of its Subsidiaries concerning the extent of the benefits provided under each Parent Plan, (iii) the most recently filed IRS Forms 5500 for each Parent Plan required to file such report, (iv) the most recently received IRS determination letter for each Parent Plan that has received such IRS determination letter, (v) the three most recently prepared actuarial reports or financial statements in connection with each Parent Plan for which an actuarial report or financial statement has been prepared (whether or not required) and (vi) nondiscrimination and coverage testing data and results for the three most recent years in connection with each Parent Plan that is intended to be qualified under Section 401(a) of the Code. Except as disclosed in Section 6.10(a) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries has any express or implied commitment, whether legally enforceable or not, (i) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (ii) to enter into any contract or agreement to provide compensation or benefits to any individual, or (iii) to modify, change or terminate any Parent Plan, other than with respect to a modification, change or termination required by this Agreement, the Transactions or ERISA or the Code or to otherwise comply with applicable Law.

     (b) Except as disclosed in Section 6.10(b) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries (including any entity that during the past six years was a Subsidiary of Parent) nor any ERISA Affiliate of Parent or any of its Subsidiaries has now or at any time contributed to, sponsored, or maintained (i) a pension plan (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the Code or Title IV of ERISA, (ii) a Multiemployer Plan, or (iii) a Multiple Employer Plan. Except as disclosed in
Section 6.10(b) of the Parent Disclosure Schedule, no Parent Plan exists that
(A) provides for the payment of separation, severance, termination or similar-type benefits to any Person, (B) obligates Parent or any of its Subsidiaries to pay separation, severance, termination or similar-type benefits solely or partially as a result of any Transaction, or (C) could result in the payment to any present or former employee, director or consultant of Parent or any of its Subsidiaries of any money or other property or accelerate or provide any other rights or benefits to any current or former employee of Parent or any of its Subsidiaries as a result of the consummation of the Transactions (whether alone or in connection with any subsequent event). Except as disclosed in
Section 6.10(b) of the Parent Disclosure Schedule, there is no contract, plan or arrangement (written or otherwise) covering any current or former employee of Parent or any of its Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code. Except to the extent required under ERISA
Section 601 et. seq. and Code Section 4980B, none of the Parent Plans provides for or promises retiree medical, retiree disability or retiree life insurance benefits to any current or former employee, director or consultant of Parent or any of its Subsidiaries. Except as disclosed in Section 6.10(b) of the Parent Disclosure Schedule, each of the Parent Plans is subject only to the Laws of the United States or a political subdivision thereof. Except as disclosed in Section 6.10(b) of the Parent Disclosure Schedule, none of the Parent Plans nor any plan, program, arrangement, contract or agreement previously contributed to, sponsored or maintained by Parent or its Subsidiaries during the past six years (including any entity that during the past six years was a Subsidiary of Parent) that would be a "plan" as described in Section 6.10(a) if currently in effect ("Prior Parent Plan") is or was a "multiple employer welfare arrangement" (as defined in Section 3(40) of ERISA).

     (c) Except as disclosed in Section 6.10(c) of the Parent Disclosure Schedule, each Parent Plan is now and always has been, and each Prior Parent Plan always was, operated in all material respects in accordance with its terms and the requirements of all applicable Laws including, without limitation, ERISA and the Code. Except as disclosed in Section 6.10(c) of the Parent Disclosure Schedule, Parent and its Subsidiaries have performed all obligations required to be performed by them under, are not in any respect in default under or in violation of, and have no knowledge of any default or violation by any party to, any Parent Plan or Prior Parent Plan. No Action is pending or, to the knowledge of Parent, threatened with respect to any Parent Plan or Prior Parent Plan (other than routine claims for benefits in the ordinary course) and except as disclosed in Section 6.10(c) of the Parent Disclosure Schedule, no fact or event exists that could reasonably be expected to give rise to any such Action. Except as disclosed in Section 6.10(c) of the Parent Disclosure Schedule, to the knowledge of Parent, no "qualification failure" (within the meaning of Rev. Proc. 2003-44) exists with respect to any Parent Plan that is intended to be qualified under Section 401(a) of the Code.

     (d) Each Parent Plan that is intended to be qualified under Section 401(a) of the Code has timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Parent Plan for which determination letters are currently available that the Parent Plan is so qualified and each trust established in connection with any Parent Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and no fact or event exists that could reasonably be expected to result in the revocation of such exemption.

     (e) To the knowledge of Parent, there has not been any non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Parent Plan or Prior Plan.

     (f) Except as set forth in Section 5.10(f) of the Parent Disclosure Schedule, all contributions, premiums or payments required to be made with respect to any Parent Plan have been made on or before their due dates. All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Authority and, to the knowledge of Parent, no fact or event exists which could reasonably be expected to give rise to any such challenge or disallowance. The assets of each Parent Plan that has assets are reported at their fair market value on the financial statements of each such Parent Plan.

     (g) In addition to the foregoing, with respect to each Parent Plan listed in Section 6.10(a) of the Parent Disclosure Schedule that is a Non-U.S. Benefit Plan, which Parent Plans are so identified on Section 6.10(g) of the Parent Disclosure Schedule:

        (i) all employer and employee contributions to each Non-U.S. Benefit Plan required by Law or by the terms of such Non-U.S. Benefit Plan have been made, or, if applicable, accrued in accordance with normal accounting practices;

        (ii) the fair market value of the assets of each funded Non-U.S. Benefit Plan, the liability of each insurer for any Non-U.S. Benefit Plan funded through insurance or the book reserve established for any Non-U.S. Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the benefits determined as if such plan is maintained on any ongoing basis (actual or contingent) accrued to the date of this Agreement with respect to all current and former participants under such Non-U.S. Benefit Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Non-U.S. Benefit Plan, and none of the Transactions shall cause such assets or insurance obligations to be less than such benefit obligations;

        (iii) each Non-U.S. Benefit Plan maintained by Parent or any of its Subsidiaries required to be registered or approved has been registered or approved and has been maintained in good standing with applicable regulatory authorities. Each Non-U.S. Benefit Plan is now and always has been operated in material compliance with all applicable non-United States Laws; and

        (iv) each Non-U.S. Benefit Plan which is contributed to, sponsored or maintained by Parent or any of its Subsidiaries for the benefit of the employees in the United Kingdom provides only defined contribution benefits which are dependent on investment performance and does not require specified minimum guaranteed benefits to be paid.

6.11  Taxes.

     (a) Parent and its Subsidiaries have paid all Taxes due and owing and have filed all Tax Returns that they were required to file and all such Tax Returns were correct and complete in all material respects. Neither Parent nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Parent or any of its Subsidiaries.

     (b) Except as set forth in Section 6.11(b) of the Parent Disclosure Schedule there is no dispute or claim pending or, to the knowledge of Parent, threatened concerning any Tax liability of Parent or any of its Subsidiaries.

     (c) Except as set forth in Section 6.11(c) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

     (d) Except as set forth in Section 6.11(d) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries (i) has filed a consent under Section 341(f) of the Code concerning collapsible corporations; (ii) is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in any payment that would not be deductible pursuant to Code Section 162(m) or any "excess parachute payment" within the meaning of Code Section 280G (or any corresponding provision of state, local or foreign Tax Law); (iii) has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii); (iv) is a party to or bound by any tax allocation or sharing agreement; (v) has been a member of an affiliated group filing a consolidated federal income Tax return (other than a group the common parent of which was Parent) or has any liability for the Taxes of any Person other than Parent or any of its Subsidiaries under Reg.
sec. 1.1502-6 (or any similar provision of state, local or foreign Tax Law), as a transferee or successor, by contract, or otherwise; (vi) has distributed stock of another corporation or has had its stock distributed in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361; or (vii) has participated in any reportable transaction within the meaning of Code Section 6707A(c)(1).

     (e) Except as set forth in Section 6.11(e) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Effective Time; (ii) closing agreement as described in Code
Section 7121 (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Effective Time; (iii) intercompany transactions or any excess loss account described in Treasury regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Effective Time; or (v) prepaid amount received on or prior to the Effective Time.

     (f) The accruals and reserves for Taxes reflected in the 2004 Parent Balance Sheet are adequate to satisfy all Taxes accruable through such date in accordance with GAAP.

6.12  Parent Rights Agreement.

     Parent has taken all necessary action so that none of the execution or delivery of this Agreement, the consummation of the Merger or the consummation of any other Transactions will result in any person becoming able to exercise any rights under the Rights Agreement, dated as of February 11, 1999, as amended, between Parent and American Stock Transfer & Trust Company, as rights agent, (the "Parent Rights Agreement"), or enabling or requiring the associated rights to purchase shares of Parent's Series A Junior

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Participating Preferred Stock (the "Parent Rights") to be separated from the shares of the Parent Common Stock to which they are attached or to be triggered or to be exercisable.

6.13  Material Contracts.

     Other than any contract or amendment thereto filed as an exhibit to any Parent SEC Report and except as disclosed in Section 6.13 of the Parent Disclosure Schedule or otherwise reflected in Parent's financial statements, neither Parent nor any of its Subsidiaries, nor any of their respective assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement contract providing for aggregate payments to any Person in any calendar year in excess of $500,000, (ii) any material contract relating to the borrowing of money by Parent or any of its Subsidiaries or the guarantee by Parent or any such Subsidiary of any such obligation (other than contracts evidencing trade payables) and (iii) any contract which prohibits or restricts, in any material respect, Parent or any of its Subsidiaries from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person. With respect to each such contract and except as disclosed in Section 6.13 of the Parent Disclosure Schedule: (A) the contract is in full force and effect; (B) neither Parent nor any of its Subsidiaries is in default thereunder, other than defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect; (C) neither Parent nor any of its Subsidiaries has repudiated or waived any material provision of any such contract; and (D) no other party to any such contract is, to the knowledge of Parent, in default in any respect, other than defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, or has repudiated or waived any material provision thereunder.

6.14  Certain Business Practices.

     None of Parent, any of its Subsidiaries or any directors or officers, agents or employees of Parent or any such Subsidiary, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; (iii) made any payment in the nature of criminal bribery; or
(iv) made any payment or received any payment for the purposes of inducing purchases/sales in violation of the Social Security Act sect. 1128 (b)(3), the "Federal Anti-kickback Statute", or any similar federal, state or local Law.

6.15  Healthcare Information Laws.

     Parent and its Subsidiaries are in material compliance with all applicable Healthcare Information Laws. Each of Parent, and its Subsidiaries (i) has undertaken all necessary surveys, audits, inventories, reviews, analyses, or assessments (including any necessary risk assessments) on all areas required for compliance under all Healthcare Information Laws, (ii) has been in compliance with such Healthcare Information Laws since the applicable compliance date of any such Laws, (iii) has developed a plan for maintaining compliance with all Healthcare Information Laws (the "Parent Compliance Plan") and (iii) has implemented those provisions of the Parent Compliance Plan to ensure that such entity is and will remain in compliance with all Healthcare Information Laws.

6.16  Statements True and Correct.

     (a) No statement, certificate, instrument, or other writing furnished or to be furnished by Parent to the Company pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (b) None of the information supplied or to be supplied by Parent for inclusion in the Registration Statement to be filed by Parent with the SEC will,
(i) at the time the Registration Statement is filed with the SEC, (ii) at any time it is amended or supplemented or (iii) at any time when the Registration Statement

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

becomes effective under the Securities Act, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading.

     (c) None of the information supplied or to be supplied by Parent for inclusion in the Joint Proxy Statement/Prospectus to be mailed to the Company's and Parent's stockholders in connection with the Stockholders' Meetings, the Notes Tender Offer Documents and any other documents to be filed by Parent with the SEC or any other Governmental Authority in connection with the Transactions will, at the respective time such documents are filed, and with respect to the Joint Proxy Statement/Prospectus, when first mailed to the stockholders of the Company and stockholders of Parent, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Joint Proxy Statement/ Prospectus or any amendment thereof or supplement thereto, at the time of the Stockholders' Meetings, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meetings.

     (d) All documents that Parent is responsible for filing with any Governmental Authority in connection with the Transactions will comply in all material respects with the provisions of applicable Law.

6.17  Financing.

     Parent has received the commitment letter attached to the Parent Disclosure Schedule. The funds proposed to be made available thereunder, together with Parent's available cash and the proceeds from the Information Sale, will be sufficient to permit Parent and Purchaser to consummate all the Transactions, including, without limitation, the Merger.

6.18  Stock Ownership.

     Neither Parent nor Purchaser is, nor at any time during the last three years has been, an "interested stockholder" of the Company, as defined by
Section 203 of the DGCL.

6.19  Brokers.

     No broker, finder or investment banker (other than Banc of America Securities LLC) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Purchaser.

                                   ARTICLE 7

                    CONDUCT OF BUSINESS PENDING CONSUMMATION

7.1  Covenants of the Company.

     The Company agrees that, between the date of this Agreement and the Effective Time, except as expressly contemplated by this Agreement or as set forth in Section 7.1 of the Company Disclosure Schedule, unless Parent shall otherwise consent in writing:

        (a) the businesses of the Company and its Subsidiaries shall be conducted only in, and the Company and its Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice and, to the extent consistent therewith, the Company will use commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and preserve its relationships with its customers, suppliers, licensors, licensees, distributors, resellers and others having business dealings with the Company or any of its Subsidiaries; and

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

        (b) neither the Company nor any of its Subsidiaries shall, directly or indirectly, do, or commit to do, any of the following:

           (i) amend or otherwise change the Certificate of Incorporation or Bylaws or equivalent organizational documents of the Company or any of its Subsidiaries;

           (ii) issue, sell, pledge, dispose of, grant or encumber, or otherwise subject to any Lien, (A) any shares of any class of capital stock of the Company or any of its Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest, of the Company or any of its Subsidiaries (except for the issuance of Company Common Stock issuable pursuant to Company Stock Awards outstanding on the date of this Agreement and granted under Company Stock Option Plans in effect on the date of this Agreement or for Company Common Stock issuable upon the exercise of outstanding Warrants) or (B) any assets of the Company or any of its Subsidiaries, except in the ordinary course of business and in a manner consistent with past practice;

           (iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

           (iv) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock (except for such acquisitions permitted or otherwise contemplated by the Plans in the ordinary course of business in a manner consistent with past practice);

           (v) (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets, investment or capital contribution or any other business combination) any corporation, partnership or other business organization; (B) incur any indebtedness (other than draws under the Credit Facility in the ordinary course of business consistent with past practice) or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person; (C) authorize, or make any commitment with respect to, any capital expenditure other than in the ordinary course of business consistent with past practice and in no event greater than $7,500,000 in the aggregate in any fiscal quarter; or (D) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 7.1(b)(v);

           (vi) (A) increase the compensation payable or to become payable or the benefits provided to its current or former officers, directors, or employees or any of their beneficiaries or dependents, except for increases in the ordinary course of business and consistent with past practice, (B) establish, adopt, enter into, terminate or amend any Plan except as required by this Agreement or the Transactions contemplated hereby, or to satisfy the minimum requirements of ERISA, the Code or other applicable Law, (C) loan or advance money or other property to any current or former director or executive officer of the Company or any other Person, or (D) grant any stock option or stock unit or any other equity or equity based awards;

           (vii) effectuate a "plant closing" or "mass layoff," as those terms are defined in WARN (determined without regard to terminations of employment occurring on or after the Effective Time);

           (viii) change any accounting policies or procedures, other than changes required to be taken in response to changes in GAAP or in Law;

           (ix) make, revoke or change any material Tax election or material method of Tax accounting, file any amended Tax Return (unless required by Law), enter into any closing agreement relating to a material amount of Taxes, settle or compromise any material liability with respect to Taxes or consent to any material claim or assessment relating to Taxes or any waiver of the statute of limitations for any such claim or assessment;

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

           (x) pay, discharge or satisfy any material claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the ordinary course of business and consistent with past practice, unless such payment, discharge or satisfaction is made in accordance in all material respects with the terms of such claim, liability or obligation as such terms exist on the date of this Agreement;

           (xi) amend or modify in any material respect, or consent to the termination of, any Material Contract, or amend, waive or modify in any material respect, or consent to the termination of, the Company's or any of its Subsidiaries' rights thereunder;

           (xii) commence or settle any Action, other than the settlement of Actions involving payments by the Company or its Subsidiaries not to exceed, with respect to any individual Action, $500,000 (provided, further, that the Company shall also consult in good faith with Parent prior to the settlement of any individual Action for more than $250,000); or

           (xiii) enter into any contract or agreement with any current or former director or officer of the Company or any of its Subsidiaries or any of their respective affiliates (including any immediate family member of such person) or any other Affiliate of the Company or any of its Subsidiaries; and

        (c) the Company shall continue to file, prosecute, and maintain all material Intellectual Property of the Company and its Subsidiaries. The Company shall provide Parent with timely notice of any material developments in the prosecution and maintenance of the such Intellectual Property. The Company will also provide timely notice to Parent if there is a reasonable potential that such Intellectual Property may become lost or lapsed, except for such lapses of unused Intellectual Property in the ordinary course of business and consistent with past practice, or if the Company or any of its Subsidiaries receives any written charge, complaint, claim, demand or notice alleging any interference, infringement, misappropriation or violation of the Intellectual Property rights of any third party by the Company of any of its Subsidiaries.

7.2  No Control of Other Party's Business.

     Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company's or its Subsidiaries' operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent's or its Subsidiaries operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its Subsidiaries' respective operations.

7.3  Covenants of Parent.

     Parent agrees that, between the date of this Agreement and the Effective Time, except as expressly contemplated by this Agreement or as set forth in
Section 7.3 of the Parent Disclosure Schedule, unless the Company shall otherwise consent in writing:

        (a) the businesses of Parent and its Subsidiaries shall be conducted only in, and Parent and its Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and

        (b) neither Parent nor any of its Subsidiaries shall, directly or indirectly, do, or commit to do, any of the following:

           (i) amend or otherwise change its Certificate of Incorporation or Bylaws or equivalent organizational documents, in each case, in any manner adverse to the holders of the Company Common Stock;

           (ii) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock (except for such acquisitions permitted or otherwise contemplated by the Plans in the ordinary course of business in a manner consistent with past practice);

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

           (iii) declare, set aside, make or pay any dividend or other distribution payable in cash or property, with respect to any of its capital stock; or

           (iv) change any accounting policies or procedures, other than changes required to be taken in response to changes in GAAP or in Law.

7.4  Adverse Changes in Condition.

     Each Party agrees to give written notice promptly to the other Party upon becoming aware of any fact, or of the occurrence or impending occurrence of any event or circumstance, relating to it or any of its Subsidiaries which (a) represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a Material Adverse Effect or (b) results, or is reasonably likely to result, in any of the conditions set forth in ARTICLE 9 required to be satisfied by such Party not being satisfied. For purposes of determining the satisfaction of the conditions to the consummation of the Transactions contemplated by this Agreement, the fact that a Party has given notice pursuant to this Section 7.4 shall not be considered.

7.5  Reports.

     Each Party and its Subsidiaries shall file all reports required to be filed by it with Governmental Authorities between the date of this Agreement and the Closing and shall deliver to the other Party copies of all such material reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present in all material respects the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed with the SEC will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Governmental Authority shall be prepared in accordance with Laws applicable to such reports.

7.6  Notes Tender Offer; Discharge of Note Indenture.

     (a) Provided that this Agreement shall not have been terminated in accordance with Section 10, at the request of Parent, the Company will commence a tender offer or consent solicitation (collectively, the "Notes Tender Offer") in respect of the Senior Subordinated Notes, as and at the time that Parent shall request, with the cooperation of Parent. If commenced, the Notes Tender Offer shall be in accordance with applicable Law and shall be solely on the terms and conditions specified by Parent; provided, that the Notes Tender Offer (and all obligations to make any payments to holders of all or any portion of Senior Subordinated Notes in connection therewith or to modify the terms or provisions of any Senior Subordinated Notes) shall be conditioned upon the consummation of the Transactions, and shall terminate immediately upon the termination of this Agreement prior to the consummation thereof. The Company agrees to amend, supplement, consummate and/or terminate, as applicable, the Notes Tender Offer upon, and only upon, the written consent of Parent. The Company agrees to use its reasonable efforts to cooperate with Parent and, subject to the preceding sentence and applicable Law, to use its reasonable best efforts to consummate the Notes Tender Offer if so requested by Parent.

     (b) If Parent elects to pursue the Notes Tender Offer, Parent shall prepare, or cause to be prepared, an Offer to Purchase and Consent Solicitation Statement in connection with the Notes Tender Offer in form and substance reasonably satisfactory to the Company (as amended from time to time, the "Notes Offer to Purchase"), together with related letters of transmittal and similar ancillary agreements relating to the Notes Tender Offer (such documents, together with all supplements and amendments thereto, being referred to herein collectively as the "Notes Tender Offer Documents"). The Company shall provide Parent with a

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

list of the record holders of the Senior Subordinated Notes, and to the extent known by the Company, the beneficial owners of the Senior Subordinated Notes (collectively, the "Noteholders"). The Company shall provide Parent with any information for inclusion in the Notes Tender Offer Documents which may be required under applicable Law and which is reasonably requested by Parent. If at any time prior to the acceptance of Senior Subordinated Notes pursuant to the Notes Tender Offer, any event should occur that is required by applicable Law, or otherwise determined by Parent to be advisable, to be set forth in an amendment of, or a supplement to, the Notes Tender Offer Documents, Parent will prepare and cause to be disseminated such amendment or supplement; provided, however, that prior to such dissemination, Parent shall consult with the Company with respect to such amendment or supplement and shall afford the Company reasonable opportunity to comment thereon.

     (c) In the event the Notes Tender Offer is not commenced or otherwise consummated other than for failure to consummate the Transactions, at the request of Parent, immediately prior to the Effective Time, the Company will use a portion of the proceeds from the Information Sale to provide for the redemption of all of the Notes at the price set forth in the Notes Indenture and the Senior Subordinated Notes in order to discharge and satisfy the entire obligations under the Notes through the date of redemption in accordance with
Section 401 of the Indenture (the "Redemption").

     (d) Parent shall pay for all expenses of the Company and, to the extent the Company is responsible therefor, the Noteholders incurred in connection with the Notes Tender Offer or the Redemption, as applicable.

                                   ARTICLE 8

                             ADDITIONAL AGREEMENTS

8.1 Registration Statement; Joint Proxy Statement/Prospectus; Stockholder Approval.

     (a) As promptly as reasonably practicable after execution of this Agreement, the Parties shall cooperate to promptly prepare, and Parent shall file with the SEC, the Registration Statement, and Parent shall use its reasonable efforts, and Parent and the Company shall each cooperate, to cause the Registration Statement to become effective under the Securities Act, and Parent shall take any action required to be taken under applicable state blue sky Laws or the Securities Laws in connection with the issuance of the shares of Parent Common Stock upon consummation of the Merger (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process). The Parties shall cooperate in the preparation and filing of the Registration Statement and shall furnish all information concerning it and the holders of its capital stock as Parent may reasonably request in connection with such action. In connection with the Joint Proxy Statement/Prospectus that is a part of the Registration Statement, the Parties shall furnish to each other all information concerning them that each may reasonably request in connection with such Joint Proxy Statement/Prospectus. No filing of, or amendment or supplement to, the Registration Statement will be made by Parent, and no filing of, or amendment or supplement to, the Joint Proxy Statement/Prospectus shall be made by either Parent or the Company (including the filing, furnishing, or mailing of additional solicitation material), in each case without providing the other Party a reasonable opportunity to review and comment thereon. As soon as practicable after the effectiveness of the Registration Statement, each of Parent and the Company shall mail such Joint Proxy Statement/Prospectus to its respective stockholders. The Parties shall timely and properly make all necessary filings with respect to the Merger under the Securities Laws. If at any time prior to the Effective Time, any information relating to the Company or Parent or any of their respective Subsidiaries, directors, officers or employees, or any information relating to the Transactions or the Information Sale, is discovered by the Company or Parent which should be set forth in an amendment or supplement to the Registration Statement or the Joint Proxy Statement/Prospectus, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party which discovers such information shall promptly notify the other Parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company and Parent. Parent will advise the Company, as promptly as reasonably practicable after Parent receives notice thereof, of the time when the Registration Statement has become effective, of the issuance of any stop order or the suspension of the qualification of Parent Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of the receipt of comments from the SEC or its staff or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. Each Party shall supply each other Party copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or its staff, on the other, with respect to the Transactions, the Information Sale, the Registration Statement or the Joint Proxy Statement/Prospectus and (ii) all orders of the SEC relating to the Registration Statement.

     (b) The Company shall, as promptly as reasonably practicable after the execution of this Agreement, establish a record date for, duly call, give notice of, convene and hold a Stockholders' Meeting (the "Company Stockholders' Meeting"), to be held as promptly as practicable after the Registration Statement has been declared effective by the SEC, solely for the purpose of obtaining the Company Stockholder Approval and shall, subject to the provisions of Section 8.2(c), through its Board of Directors, recommend to its stockholders the adoption and approval of this Agreement and the Transactions contemplated hereby, and shall use all commercially reasonable efforts to obtain Company Stockholder Approval.

     (c) Parent shall, as promptly as reasonably practicable after the execution of this Agreement, establish a record date for, duly call, give notice of, convene and hold a Stockholders' Meeting (the "Parent Stockholders' Meeting"), to be held as soon as reasonably practicable after the Registration Statement has been declared effective by the SEC, solely for the purpose of obtaining the Parent Stockholder Approval and shall, subject to fiduciary duties under applicable Law, through its Board of Directors, recommend to its stockholders the approval of the issuance of Parent Common Stock pursuant to this Agreement, and shall use all commercially reasonable efforts to obtain Parent Stockholder Approval.

8.2  Other Offers, Etc.

     (a) The Company agrees that neither it nor any of its Subsidiaries nor any Representative of it or any such Subsidiary will, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing nonpublic information), or take any other action designed to, or that could reasonably be expected to, facilitate, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) for, or that could reasonably be expected to lead to, a Competing Transaction (as defined below), or (ii) enter into or maintain or continue discussions or negotiations with any Person for the intended purpose of facilitating such inquiries or the making of such a proposal or offer, or (iii) agree to, approve, endorse or recommend any Competing Transaction or enter into any letter of intent or other contract, agreement or commitment providing for or otherwise relating to any Competing Transaction (other than a confidentiality agreement pursuant to the terms and conditions of Section 8.2(b)), or (iv) authorize or permit any Representative of the Company or any of its Subsidiaries to take any such action. The Company shall notify Parent as promptly as practicable (and in any event within twenty-four (24) hours) after the Company receives any bona fide oral or written proposal or offer for a Competing Transaction, specifying the material terms and conditions thereof and the identity of the party making such proposal or offer, and shall furnish to Parent a copy of such proposal or offer (if it is in writing). The Company shall thereafter keep Parent fully informed on a prompt basis of the status thereof, including any modifications to the financial or other material terms of such proposal or offer and shall provide to Parent as soon as practicable after receipt or delivery thereof, copies of all correspondence and other written communications received by the Company or any of its Subsidiaries from any Person, or given by the Company or any of its Subsidiaries to any Person, that relates to any such proposal or offer (which shall include correspondence and other communications to or from the Information Buyer). The Company immediately shall cease and cause to be terminated, and shall cause its Subsidiaries and its and their respective Representatives to cease and cause to be terminated, all discussions or negotiations (whether or not existing as of the date hereof) with any Person conducted heretofore with respect to a Competing Transaction. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 8.2(a) by any Representative of the Company or its

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

Subsidiaries shall be a breach of this Section 8.2(a) by the Company. Notwithstanding the aforementioned, nothing contained in this Section 8.2 shall prohibit the Company and its Representatives from taking any action with respect to the negotiation, execution and consummation of the Information Restructuring in accordance with the terms of the Information Documents.

     (b) Notwithstanding anything to the contrary in this Section 8.2, prior to the time of obtaining the Company Stockholder Approval, the Company may furnish non-public information to, and enter into discussions with, a Person who has made an unsolicited, bona fide proposal or offer for a Competing Transaction, so long as (A) neither the Company nor any of its Subsidiaries nor any of their Representatives shall have breached any of the provisions of Section 8.2(a) with respect to such unsolicited, bona fide proposal or offer and (B) (i) the Board of Directors of the Company has determined, in its good faith judgment (after consulting with its financial advisor), that such proposal or offer constitutes or could reasonably be expected to lead to a Superior Proposal (as defined below), (ii) the Board of Directors of the Company has determined, in its good faith judgment after consulting with its outside legal counsel (who may be the Company's regularly engaged outside legal counsel), that, in light of such proposal or offer, the failure to furnish such information or to enter into discussions with such Person would be inconsistent with its fiduciary duties under applicable Law (taking into account the extent to which the Company solicited, and participated in discussions and negotiations with respect to, Competing Transactions prior to entering into this Agreement), (iii) the Company has provided written notice to Parent at least two (2) business days prior to taking any such action of its intent to furnish information or enter into discussions with such Person, (iv) the Company has obtained from such Person an executed confidentiality agreement (unless a confidentiality agreement already exists) on terms no less favorable to the Company than those contained in the Confidentiality Agreements (it being understood that such confidentiality agreement and any related agreements shall not include any provision calling for any exclusive right to negotiate with such Person or having the effect of prohibiting the Company from satisfying its obligations under this Agreement or the Information Documents), except that such confidentiality agreement may permit such Person to share Evaluation Material (as defined in the Confidentiality Agreements) with its Representatives and financing sources, and
(v) all information provided to such Person has been previously provided to Parent or is provided to Parent prior to or concurrently with the time it is provided to such Person making such offer or proposal.

     (c) Except as set forth in this Section 8.2(c), neither the Board of Directors of the Company nor any committee thereof shall withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Parent, the approval by the Board of Directors of the Company or any such committee of this Agreement or the Merger or the recommendation of the Board of Directors of the Company to the Company stockholders that they give Company Stockholder Approval (any of the foregoing being a "Change in the Company Recommendation") or approve or recommend, or cause or permit the Company to enter into any letter of intent or other contract, agreement or commitment with respect to, any Competing Transaction (except for a confidentiality agreement as contemplated by Section 8.2(b) above) (a "Competing Transaction Agreement"). Notwithstanding the foregoing, prior to the time of obtaining Company Stockholder Approval and so long as neither the Company nor its Subsidiaries nor any of its or their Representatives shall have breached any of the provisions of
Section 8.2(a) with respect to such unsolicited, bona fide proposal or offer, the Board of Directors of the Company shall be permitted to (i) not recommend to the stockholders of the Company that they give the Company Stockholder Approval,
(ii) make a Change in the Company Recommendation, and/or (iii) recommend a Competing Transaction if the Board of Directors of the Company (or a committee of disinterested directors thereof) by a majority vote has determined in its good faith judgment, (w) after consulting with its financial advisor, that such Competing Transaction constitutes a Superior Proposal, and (x) after consulting with outside legal counsel (who may be the Company's regularly engaged outside legal counsel), that the failure to make a Change in the Company Recommendation would be inconsistent with its fiduciary duties under applicable Law (taking into account the extent to which the Company solicited, and participated in discussions and negotiations with respect to, Competing Transactions prior to entering into this Agreement), but only (y) after providing written notice to Parent at least two business days in advance (a "Notice of Superior Proposal") advising Parent that the Board of Directors of the Company has received a proposal or an offer of a Competing Transaction that the Board of Directors of the Company (or such committee) has determined is a Superior Proposal (the "Offer"), specifying the material

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

terms and conditions of such Offer and identifying the Person making such Offer with a copy thereof and indicating that the Board of Directors of the Company intends to effect a Change in the Company Recommendation and/or recommend a Competing Transaction and (z) if Parent does not, prior to two (2) business days after Parent's receipt of the Notice of Superior Proposal, make an offer that the Board of Directors of the Company determines, in its good faith judgment (after consulting with its financial advisor) to be at least as favorable to the Company's stockholders as such Offer. Any disclosure that the Board of Directors of the Company is legally required to make with respect to the receipt of a proposal or offer for a Competing Transaction will not constitute a violation of this Agreement.

     (d) A "Competing Transaction" means any of the following (other than the Transactions): (i) the acquisition by any Person in any manner of a number of shares of any class of equity securities of the Company equal to or greater than 15% of the number of such shares outstanding before such acquisition, (ii) the acquisition by any Person in any manner, directly or indirectly, of assets (including securities of any Subsidiary) that constitute 15% or more of the assets of the Company and its Subsidiaries taken as a whole, or (iii) a merger, consolidation, tender offer, exchange offer, binding share exchange, joint venture, dissolution, recapitalization, liquidation, business combination or other similar transaction, or series of related transactions occurring contemporaneously, involving the Company or any of its Subsidiaries as a result of which any Person or Persons, collectively would acquire the assets or securities described in either of clauses (i) or (ii) above. Notwithstanding the foregoing, the Information Restructuring as set forth in the Information Documents shall not be deemed a Competing Transaction.

     (e) A "Superior Proposal" means an unsolicited (after the date hereof) written bona fide offer made by a third party with respect to a Competing Transaction (with all percentages contained in the definition of "Competing Transaction" increased to 80% for purposes of this definition), in each case on terms that the Board of Directors of the Company determines, in its good faith judgment (after consulting with its financial advisor) and taking into account all legal, financial, regulatory and other aspects of the offer that it deems relevant (including whether such Competing Transaction is reasonably capable of being completed taking into account all financial, legal, regulatory and other aspects of such offer), to be more favorable to the Company stockholders than the Merger.

8.3  Exchange Listing.

     Parent shall use all commercially reasonable efforts to list, prior to the Effective Time, on the Nasdaq National Market the shares of Parent Company Common Stock to be issued to the holders of Company Common Stock pursuant to the Merger, and Parent shall use all commercially reasonable efforts to give all notices and make all filings with Nasdaq required in connection with the transactions contemplated herein.

8.4  Antitrust Notification; Consents of Governmental Authorities.

     (a) Each of the Parties undertake and agree to and to cause their respective "ultimate parent entities" (as defined in the HSR Act) to file as soon as practicable notifications under the HSR Act with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "Antitrust Division"). Each of the Parties further agrees to respond as promptly as practicable to any inquiries and/or requests for information or documents received from any Governmental Authority in connection with antitrust matters related to the Transactions contemplated by this Agreement. Neither Parent, Purchaser or the Company shall extend any waiting period under the HSR Act or enter into any agreement with the FTC or the Antitrust Division not to consummate the Transactions contemplated by this Agreement, except with the prior written consent of the other Parties, which consent shall not be unreasonably withheld or delayed. Parent, Purchaser or the Company shall, from the date hereof until the Effective Date, use their respective commercially reasonable efforts to avoid the entry of, or to have vacated or terminated, any decree, order, or judgment that would restrain, prevent or delay the consummation of the Transactions.

     (b) Notwithstanding anything to the contrary in this Agreement, (i) Parent and Purchaser shall not be required to take any actions in connection with, or agree to, any sale, divestiture or disposition of any businesses, assets, properties or product lines of Parent, the Company or their respective Subsidiaries, or the imposition of any material limitation on the ability of Parent to own or exercise control of the Company or its Subsidiaries or their respective businesses following the Effective Time and (ii) the Company shall not be permitted to take any actions in connection with, or agree to, any divestiture or disposition as a prerequisite for the FTC's or Antitrust Division's clearance of the Merger or the Information Sale.

     (c) In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Section 8.4, the proper officers and directors of each party to this Agreement shall use their commercially reasonable efforts to take all such action.

8.5  Filings with State Offices.

     Upon the terms and subject to the conditions of this Agreement, Parent shall use all commercially reasonable efforts to execute and file the Certificate of Merger with the Secretary of State of the State of Delaware in connection with the Closing.

8.6  Agreement as to Efforts to Consummate.

     Subject to the terms and conditions of this Agreement, except as provided in Section 8.4, each Party agrees to use, and to cause each of its Subsidiaries to use all commercially reasonable efforts (a) to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the Transactions, including using its reasonable efforts (i) to obtain all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and its Subsidiaries as are necessary for the consummation of the Transactions and to fulfill the conditions to the Merger, (ii) to lift or rescind any Order adversely affecting its ability to consummate the Transactions, and (iii) to cause to be satisfied the conditions referred to in ARTICLE 9, and (b) to cause the satisfaction of all conditions to Closing; provided that nothing herein shall preclude either Party from exercising its rights under this Agreement.

8.7  Investigation and Confidentiality.

     (a) Prior to the Effective Time, each Party shall use all commercially reasonable efforts to keep the other Parties promptly advised of all material developments relevant to its business, the consummation of the Merger and the other Transactions, and consummation of the Information Restructuring. The Company shall afford to Parent (and its counsel, financial advisors, auditors and other Representatives) reasonable access (including for the purpose of coordinating integration activities and transition planning with employees of the Company and its Subsidiaries) to the business, properties, personnel, offices, books and records of the Company and its Subsidiaries and each of their respective financial, legal and operating conditions as Parent reasonably requests, provided that such access shall not interfere unreasonably with normal operations of the Company or any of its Subsidiaries, as the case may be. Without limiting the foregoing, the Company shall permit Parent's senior officers to meet with the officers of the Company responsible for the Company's financial statements, the internal controls of the Company and the disclosure controls and procedures of the Company to discuss such matters as Parent may deem reasonably necessary or appropriate for Parent to satisfy its obligations under Sections 302 and 906 of Sarbanes-Oxley and any rules and regulations relating thereto. During the period prior to the Effective Time (or the termination of this Agreement), the Company shall promptly furnish to Parent (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of applicable Federal and state securities Laws and (ii) all other information concerning the Company's and its Subsidiaries' business, properties, and personnel as Parent may reasonably request.

     (b) In addition to the Parties' respective obligations under the Confidentiality Agreements, which are hereby reaffirmed and adopted, and incorporated by reference herein, each Party shall, and shall cause its Representatives to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

8.8  Public Announcements.

     Parent and the Company shall each issue an initial press release relating to this Agreement the text of each of which has been agreed to by each of Parent and the Company. Thereafter, unless otherwise required by applicable Law or the requirements of the NYSE or Nasdaq, each of Parent and the Company shall each use its commercially reasonable efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Merger or any of the other Transactions

8.9  State Takeover Laws.

     Each of the Parties shall (i) take all necessary action to ensure that no Takeover Law or similar statute or regulation is or becomes applicable to this Agreement or the Transactions and (ii) if any state Takeover Law or similar statute or regulation is or becomes applicable to this Agreement or the Transactions, take all reasonable action to ensure that the Transactions may be promptly consummated on the terms contemplated by this Agreement and otherwise to minimize the effect of, or challenge the validity or applicability of, any applicable Takeover Law.

8.10  Intentionally Omitted.

8.11  Employee Benefits Plans.

     (a) From and after the Effective Time and at least until December 31, 2005, employees of the Company and its Subsidiaries shall be offered participation in employee benefit plans, programs, policies and arrangements that are no less favorable in the aggregate to those provided under the applicable employee benefit plans (as defined in Section 3(3) of ERISA (excluding plans exempt under Section 201(2) of ERISA)), programs, policies and arrangements of the Company and its Subsidiaries in effect at the Effective Time (collectively, "Current Plans"); provided, however, that nothing contained in this Section 8.11(a) shall
(i) obligate or commit Parent or its Subsidiaries to continue any particular Current Plan after the Effective Time or to maintain in effect any particular Current Plan or any level or type of benefits, (ii) obligate or commit Parent or its Subsidiaries to provide any employee of the Company or any of its Subsidiaries with any equity compensation pursuant to any equity compensation plans, programs or arrangements sponsored or provided by Parent or any of its Subsidiaries or Affiliates for the benefit of its employees, or (iii) prohibit Parent or its Subsidiaries from making any changes to any Current Plans. In the event that the operation of any severance pay plan or arrangement or any deferred compensation plan or arrangement of the Company or its Subsidiaries (the "Deferred Compensation Plans") after the Effective Time and through December 31, 2006 causes an excise tax, interest, and/or penalties under Code
Section 409A to be assessed against an individual, Parent will, or will cause the Company or Subsidiaries to, reimburse the individual for such excise tax, interest, and/or penalties through a gross up payment to be made no later than the date the excise tax, interest and/or penalties is due; provided, however,
(A) if the Closing does not occur on or before December 31, 2005 (or such later date as may be provided by subsequent Treasury guidance prior to December 31, 2005 for the termination of deferral arrangements without consequence under Code
Section 409A) (the later of December 31, 2005 or such later date being the "409A Deadline"), or (B) if Parent, the Company or any of their Subsidiaries offers to make a lump sum payment on or before the 409A Deadline of the aggregate payments due to an individual pursuant to any such Deferred Compensation Plans and such offer is not accepted on a timely basis by such individual, then, in either such case, neither Parent, the Company nor any of their respective Subsidiaries shall have any liability to such individual for any such gross up payment. In addition, notwithstanding anything contained in this Agreement to the contrary, the Company shall have the right prior to Closing to amend the Deferred Compensation Plans such that payments made under the Deferred Compensation Plans will be in accordance with Code Section 409A and will not be subject to an excise tax, interest and/or penalties. Such amendment may include an amendment to cause currently

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

non-vested amounts to pay out in a lump sum upon a qualifying separation from service, and such amendments may, but need not, be made contingent on the consummation of the Transactions.

     (b) Parent will, or will cause the Company and its Subsidiaries to, credit each employee of the Company and its Subsidiaries as of the Effective Time with such number of unused vacation days and other paid time off accrued by each such employee with the Company and its Subsidiaries prior to the Effective Time in accordance with the Company's personnel policies applicable to such employees on the date hereof, copies of which have been made available to Parent; provided that Parent may, in its sole discretion and to the extent permitted by applicable Law, require that such vacation and other paid time off be taken by each such employee prior to December 31, 2005.

     (c) Employees of the Company and its Subsidiaries shall receive credit for purposes of eligibility to participate and vesting (but not for benefit accruals under any plan) under any employee benefit plan, program or arrangement established or maintained by Parent or any of its Affiliates for service accrued prior to the Effective Time with the Company or any of its Subsidiaries under which such employee may be eligible to participate on or after the Effective Time to the extent such service would have been recognized by the Company or any such Subsidiary under comparable plans immediately prior to the Effective Time; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit.

     (d) With respect to the welfare benefit plans, programs and arrangements maintained, sponsored or contributed to by Parent or its Subsidiaries ("Parent Welfare Benefit Plans") in which an employee of the Company and its Subsidiaries may be eligible to participate on or after the Effective Time, Parent shall waive, or cause its insurance carrier to waive, any limitations on benefits relating to pre-existing conditions (if any) with respect to participation and coverage requirements applicable to employees of the Company and its Subsidiaries under Parent Welfare Benefit Plans to the same extent such limitations are waived under any comparable plan of Parent or its Subsidiaries; provided, however, that such pre-existing condition limitations shall not be waived with respect to life insurance and disability benefits provided under the Parent Plans or with respect to Parent Plans that are group health plans if the employee (or the employee's dependent) has not been covered under a group health plan for at least one year prior to the Effective Time.

8.12  Indemnification; Insurance.

     (a) The Bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in Article VII of the Bylaws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company (collectively, "Indemnified Directors/ Officers"), unless such modification shall be required by Law. Parent hereby unconditionally guarantees the obligations of the Surviving Corporation under this Section 8.12(a).

     (b) As of or prior to the Effective Time, Parent shall obtain prepaid (or "tail") directors' and officers' liability insurance providing for coverage with respect to matters occurring prior to the Effective Time for six years from the Effective Time, which coverage amount shall be the same as, and which shall contain terms and conditions that are not materially less favorable than, the current directors' and officers' liability insurance policies maintained by the Company.

     (c) In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 8.12.

     The provisions of this Section 8.12 are intended to be for the benefit of and shall be enforceable by, each Indemnified Director/Officer and their respective heirs and representatives.

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

8.13  Sale of HIS.

     (a) Concurrently with the execution and delivery of this Agreement, the Company shall execute and deliver the Stock Purchase Agreement and the related documents listed in Section 8.13 of the Company Disclosure Schedule, each in the form attached as exhibits to Section 8.13 of the Company Disclosure Schedule (collectively the "Information Documents"). The Company shall not agree to amend, modify or waive any term, condition or provision of the Information Documents without the prior written consent of Parent.

     (b) Immediately prior to the Effective Time and pursuant to the terms of the Information Documents, the Company shall consummate the Information Restructuring, including the Information Sale upon the terms and subject to the conditions set forth in the Information Documents.

     (c) The Company shall, and shall cause HIS to, comply with each of their respective obligations under the Information Documents. The Company agrees to give written notice promptly to Parent upon becoming aware of any fact, or the occurrence or impending occurrence of any event or circumstance, which (i) represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant or agreement of the Company or the Information Buyer under the Information Documents, or (ii) results, or is reasonably likely to result, in any of the conditions to the consummation of the transactions contemplated by the Information Documents not being satisfied.

8.14  Company Affiliates.

     No later than five (5) days prior to the Closing Date, the Company shall deliver to Parent a list of names and addresses of those persons who were, in the Company's reasonable judgment, on date of the Company Stockholders' Meeting, "affiliates" (within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act (each such person being a "Company Affiliate")) of the Company. The Company shall provide Parent with such information and documents as Parent shall reasonably request for purposes of reviewing such list. Prior the Closing Date, the Company shall use its commercially reasonable efforts to deliver or cause to be delivered to Parent from each Company Affiliate an affiliate letter substantially in the form attached hereto as Exhibit A.

8.15  Stockholder Litigation.

     Except to the extent that the provisions of any insurance policies relevant thereto prohibit or limit the Company from doing so, the Company shall give Parent the reasonable opportunity to participate in the defense or settlement of any stockholder Litigation against the Company and/or its directors relating to the Merger or the other Transactions, and no such settlement shall be agreed to by the Company without Parent's prior written consent, which consent shall not be unreasonably withheld or delayed.

8.16  Letters of the Company's Accountants.

     The Company shall use its commercially reasonable efforts to cause to be delivered to Parent two letters from the Company's independent accountants, one dated a date within two Business Days before the date on which the Registration Statement will become effective and one dated a date within two Business Days before the Closing Date, each addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

8.17  Exemption for Liability Under Section 16(b).

     Provided that Company delivers to Parent the Section 16 Information in a timely fashion, the Board of Directors of Parent, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution providing that the receipt by Company Insiders of Parent Common Stock in exchange for shares of Company Common Stock pursuant to the

Transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information are intended to be exempt from liability pursuant to
Section 16(b) under the Exchange Act.

                                   ARTICLE 9

               CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

9.1  Conditions to Obligations of Each Party.

     The respective obligations of each Party to perform this Agreement and consummate the Merger and the other Transactions are subject to the satisfaction of the following conditions, unless waived by the Parties pursuant to Section 11.5:

        (a) Stockholder Approval. Company Stockholder Approval and Parent Stockholder Approval shall have been obtained.

        (b) Regulatory Approvals. All applicable waiting periods under the HSR Act with respect to the Merger shall have expired or terminated.

        (c) Legal Proceedings. No court or Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the Merger or any of the other Transactions; provided that, subject to
     Section 8.4(b), each of the Parties shall have used all commercially reasonable efforts to prevent the entry of any such Order and to appeal as promptly as possible any Order that may be entered.

        (d) Registration Statement. The Registration Statement shall be effective under the Securities Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no order by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the Securities Act or Exchange Act relating to the issuance or trading of the shares of Parent Common Stock issuable pursuant to the Merger shall have been received.

        (e) Exchange Listing. The shares of Parent Common Stock issuable pursuant to the Merger shall have been approved for listing on the Nasdaq National Market, subject to official notice of issuance.

        (f) Sale of HIS. The Information Restructuring shall have been consummated in accordance with the terms of the Information Documents (including the satisfaction or waiver of all conditions set forth in the Information Documents); provided, however, that any Party in material breach or default of any covenant or agreement of such Party in the Information Documents shall be deemed to have waived this condition.

9.2  Conditions to Obligations of Parent and Purchaser.

     The obligations of Parent and Purchaser to perform this Agreement and consummate the Merger and the other Transactions are subject to the satisfaction of the following conditions, unless waived by Parent pursuant to Section 11.5:

        (a) Representations and Warranties. Each of the representations and warranties of the Company set forth in this Agreement that do not contain an exception or qualification relating to materiality or Material Adverse Effect shall be true and correct in all material respects, on and as of the Closing Date, with the same effect as though all such representations and warranties had been made on and as of the Closing Date (provided that such representations and warranties which are confined to a specified date shall be true and correct in all material respects only as of such date). The representations and warranties of the Company set forth in this Agreement that contain an exception or qualification relating to materiality or Material Adverse Effect shall be true and correct in all respects, on and as of the Closing Date, with the same effect as though all such representations and warranties had been made on and as of the Closing Date (provided that such representations and warranties which are confined to a specified date shall be true and correct in all respects only as of such date); provided, however, that this condition shall be deemed to have been satisfied unless the individual or aggregate impact of all inaccuracies of such representations and warranties has had, or would reasonably be expected to have, a Material Adverse Effect with respect to the Company.

        (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of the Company to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

        (c) Certificates. The Company shall have delivered to Parent (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer or its chief financial officer, to the effect that the conditions set forth in Section 9.1(a) as relates to the Company and in Sections 9.2(a) and 9.2(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by the Company's Board of Directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the Transactions, all in such reasonable detail as Parent and its counsel shall reasonably request.

        (d) Company SEC Reports. The Company shall have timely filed or furnished, as the case may be, all Company SEC Reports required to be filed or furnished, as the case may be, by the Company following the date of this Agreement and all such Company SEC Reports shall have been prepared in accordance with the requirements of the Securities Law.

        (e) Appraisal Rights. The total number of Dissenting Shares shall not exceed fifteen percent (15%) of the outstanding shares of Company Common Stock at the Effective Time.

        (f) Arclight Consent. The provisions of that certain letter agreement dated August 5, 2005, between Arclight System LLC and the Company shall have become effective, including with respect to the cancellation of the Warrant Agreement in accordance with Section 3.5(f).

9.3  Conditions to Obligations of the Company.

     The obligations of the Company to perform this Agreement and consummate the Merger and the other Transactions are subject to the satisfaction of the following conditions, unless waived by the Company pursuant to Section 11.5:

        (a) Representations and Warranties. Each of the representations and warranties of Parent set forth in this Agreement that do not contain an exception or qualification relating to materiality or Material Adverse Effect shall be true and correct in all material respects, on and as of the Closing Date, with the same effect as though all such representations and warranties had been made on and as of the Closing Date (provided that such representations and warranties which are confined to a specified date shall be true and correct in all material respects only as of such date). The representations and warranties of Parent set forth in this Agreement that contain an exception or qualification relating to materiality or Material Adverse Effect shall be true and correct in all respects, on and as of the Closing Date, with the same effect as though all such representations and warranties had been made on and as of the Closing Date (provided that such representations and warranties which are confined to a specified date shall be true and correct in all respects only as of such date); provided, however, that this condition shall be deemed to have been satisfied unless the individual or aggregate impact of all inaccuracies of such representations and warranties has had, or would reasonably be expected to have, a Material Adverse Effect with respect to Parent.

        (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Parent to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

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

        (c) Certificates. Parent shall have delivered to the Company (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer or its chief financial officer, to the effect that the conditions set forth in Section 9.1(a) as relates to Parent and in Sections 9.3(a) and 9.3(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by Parent's Board of Directors evidencing the taking of all action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the Transactions, all in such reasonable detail as the Company and its counsel shall reasonably request.

                                   ARTICLE 10

                                  TERMINATION

10.1  Termination.

     Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the stockholders of the Company and stockholders of Parent or both, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

        (a) by mutual written agreement of the Parties; or

        (b) by either Parent or the Company if the Effective Time shall not have occurred within six months following the date hereof (the "Outside Date"); provided, however, that the right to terminate this Agreement under this
     Section 10.1(b) shall not be available to any Party whose failure to perform, in any material respect, any of such Party's covenants or agreements contained in this Agreement has been a principal cause of, or resulted in, the failure of the Effective Time to occur on or before such date; provided, further, that, (i) if the Company and/or the Information Buyer shall terminate the Stock Purchase Agreement, then Parent shall have the right, upon written notice to the Company, to extend the Outside Date for 120 days following such termination of the Stock Purchase Agreement, and (ii) if all waiting periods (and extensions thereof) applicable to the consummation of the Merger and the other Transactions under the HSR Act have not expired or terminated, then either Parent or the Company shall have the right, upon written notice the other Party, to extend the Outside Date to the date which is ten months following the date hereof; or

        (c) by either Parent or the Company if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any permanent injunction, order, decree or ruling which is then in effect and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger and such injunction, order, decree or ruling shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 10.1(c) shall not be available to any Party whose failure to perform, in any material respect, any of such Party's covenants or agreements contained in this Agreement or whose other act or failure to act has been the primary cause of, or resulted in, the application or imposition of such injunction, order, decree or ruling; or

        (d) by Parent if a Company Triggering Event (as defined below) shall have occurred; or

        (e) by either Parent or the Company, in the event the Company Stockholder Approval is not obtained at the Company Stockholders' Meeting (including any adjournment or postponement thereof); or

        (f) by either Parent or the Company, in the event the Parent Stockholder Approval is not obtained at the Parent Stockholders' Meeting (including any adjournment or postponement thereof); or

        (g) by the Company if it enters into a definitive agreement with respect to a Superior Proposal (other than a confidentiality agreement as contemplated by Section 8.2(b)); provided, however, that neither the Company nor any of its Subsidiaries or Representatives shall have breached any of the provisions of Section 8.2, including, without limitation, the provisions of Section 8.2(c), and simultane-ously with the termination under this Section 10.1(g), the Company shall pay Parent the Fee pursuant to Section 11.2(b); or

        (h) by Parent if the Company and/or the Information Buyer shall have terminated the Stock Purchase Agreement.

     For purposes of this Agreement, a "Company Triggering Event" shall be deemed to have occurred if: (i) a Change in Company Recommendation shall have occurred; (ii) the Board of Directors of the Company shall have recommended to the stockholders of the Company a Competing Transaction or shall have publicly announced it intends to do so; (iii) the Company shall have entered into any Competing Transaction Agreement or any agreement, contract or commitment accepting any Competing Transaction; (iv) a tender offer or exchange offer that, if successful, would result in any Person becoming a beneficial owner of 50% or more of the outstanding shares of Company Common Stock is commenced and the Board of Directors of the Company fails, within ten (10) days of commencement of such tender offer or exchange offer, to recommend that the stockholders of Company Common Stock reject such tender offer or exchange offer; or (v) the Company shall have failed to include in the Joint Proxy Statement/Prospectus the recommendation of the Board of Directors of the Company in favor of holders of Company Common Stock approving this Agreement, the Merger and the other Transactions contemplated herein.

10.2  Effect of Termination.

     In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any Party hereto, except (a) as set forth in
Section 11.2 and (b) nothing herein shall relieve any Party from liability for any willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination; provided, however, that the terms of Section 8.7(b) shall survive any termination of this Agreement.

10.3  Non-Survival of Representations and Covenants.

     The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 10.1, as the case may be, except that the agreements set forth in ARTICLES 1, 2, 3, 4 and 11 and Sections 8.4(c), 8.7(b), 8.11, 8.12 and 10.3 shall survive the Effective Time.

                                   ARTICLE 11

                                 MISCELLANEOUS

11.1  Definitions.

     (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

        "Affiliate" of a specified person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

        "Antitrust Laws" means the HSR Act, as amended, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign Law or order designed to prohibit, restrict or regulate actions in order to promote or enhance competition and/or prevent monopolization or restraint of trade.

        "Applicable Price" means the Average Price; provided, however, if any Parent Common Stock (or any security convertible or exchangeable into or exercisable thereof) shall be issued, sold, granted or otherwise disposed of by Parent within thirty-three (33) Business Days prior to the Closing Date (except for (a) the issuance of Parent Common Stock (or any security convertible or exchangeable into or exercisable thereof) pursuant to stock options, units and other rights outstanding as of the date of this

     Agreement, (b) the issuance of Parent Common Stock (or any security convertible or exchangeable into or exercisable thereof) pursuant to stock options, units and other rights hereafter granted pursuant to any employee or director stock incentive plan approved by the Board of Directors of Parent (or any committee thereof), and (c) the grant or issuance of Parent Common Stock (or any security convertible or exchangeable into or exercisable thereof) hereafter pursuant to any employee or director stock incentive plan approved by the Board of Directors of Parent (or any committee thereof)), then the Applicable Price shall mean the lesser of (i) the Average Price or (ii) the lowest price per share received by Parent pursuant to any such transaction or transactions.

        "Assets" of a Person means all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, absolute, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

        "Average Price" means the average of the volume weighted sales prices per share of the Parent Common Stock on the Nasdaq National Market as reported by Bloomberg Financial Markets (or, if not reported thereby, any other authoritative source as the parties shall agree in writing) for the twenty (20) consecutive full trading days in which such shares are traded on the Nasdaq National Market ending on the third trading day, prior to, but not including, the Closing Date. The Average Price shall be calculated to the nearest one-hundredth of one cent.

        "Beneficial Owner" has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.

        "Business Day" means any day, other than a Saturday, Sunday or one on which banks are authorized by Law to close in New York, New York.

        "Closing Date" means the date on which the Closing occurs.

        "Code" means the United States Internal Revenue Code of 1986, as amended.

        "Company Common Stock" means the $0.125 par value common stock of the Company.

        "Company Insiders" shall mean those officers and directors of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Section 16 Information.

        "Company Restricted Stock Award" means each share of Company Common Stock outstanding immediately prior to the Effective Time that is subject to a repurchase option, risk of forfeiture or other condition under the Company Stock Option Plans or any applicable restricted stock purchase agreement or other agreement with the Company.

        "Confidentiality Agreements" means those certain Confidentiality Agreements, dated June 29, 2005, and August 1, 2005 between the Company and Parent.

        "Consent" means any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by or filing of notice to any Person pursuant to any Material Contract, Law, Order, or Permit.

        "Contribution Agreement" means the Contribution Agreement included in the Information Documents.

        "Control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

        "Credit Facility" means that certain $225,000,000 Credit Agreement among the Company, Merrill Lynch Capital, Credit Suisse First Boston, Bank of America, N.A., LaSalle Bank National Association and the Other Lenders Party thereto, dated as of November 26, 2002.

        "DGCL" means the General Corporation Law of the State of Delaware.

        "Environmental Laws" means any United States federal, state or local Laws, regulations and enforceable governmental orders relating to pollution or protection of the environment, human health and safety, or natural resources, including, without limitation the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. sec.sec.9601 et seq. ("CERCLA"), and the Resource Conservation and Recovery Act, 42 U.S.C. sec.sec.6901 et seq. ("RCRA").

        "Hazardous Substances" means those hazardous or toxic substances, chemicals, wastes and pollutants defined in or regulated under any Environmental Law, including, without limitation, RCRA hazardous wastes and CERCLA hazardous substances.

        "HIPAA" means the Health Insurance Portability and Accountability Act of 1996, as amended, and the rules and regulations promulgated thereunder.

        "HSR Act" means Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

        "Information Management Business" means the Business (as defined in the Contribution Agreement).

        "Intellectual Property" means (i) all business names, trade names, registered and unregistered trademarks (including common law marks), trade dress and service marks (including all U.S. federal, state, Canada, European Union and foreign registrations with respect to any of the foregoing, and applications for registration of any of the foregoing); (ii) all patents (including all reissues, divisions, continuations, continuations in part, and extensions thereof), patent applications, and inventions and discoveries that may be patentable; (iii) all copyrights in both published and unpublished works, whether registered (if capable of registration in any relevant jurisdiction) or unregistered (including all U.S. and foreign registrations and applications for registration of the foregoing); (iv) all computer software (in both source code and object code) (collectively, "Software"), including (A) any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (B) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (C) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (D) the technology supporting any Internet site(s), and (E) all documentation, including system documentation, user manuals and training materials, relating to any of the foregoing; (v) all internet domain names and internet domain name registrations; (vi) all information, without regard to form, including, but not limited to, technical or nontechnical data, prescription claims data, hospital claims data, patient claims data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, product plans, or a list of actual or potential customers or suppliers which is not commonly known by or available to the public and which information: (A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other Persons who can obtain economic value from its disclosure or use; and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy (collectively, "Trade Secrets"); and
     (vii) all other unregistered intellectual property rights, including know-how, confidential information, customer lists, technical documentation, technical information, data, technology, research records, plans, drawings, schematics, compilations, devices, formulas, designs, prototypes, methods, techniques, processes, procedures, programs, or codes, whether tangible or intangible.

        "Joint Proxy Statement/Prospectus" means the proxy statement used by the Company and Parent to solicit the approval of their respective stockholders of the Transactions, which shall include the prospectus of Parent relating to the issuance of the Parent Common Stock pursuant to the Merger.

        "Knowledge" as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are actually known by the chairman, president, chief financial officer, chief accounting officer, chief operating officer, or general counsel.

        "Litigation" means any action, suit, arbitration, cause of action, lawsuit, claim, complaint, criminal prosecution, governmental or other examination or investigation, audit (other than regular audits of financial statements by outside auditors), compliance review, inspection, hearing, administrative or other proceeding relating to or affecting a Party, its business, its records, its policies, its practices, its compliance with Law, its actions, its Assets.

        "Material Adverse Effect" means, with respect to a Party, any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, is or is reasonably likely to be materially adverse to (i) the business, financial condition or results of operations of such Party and its Subsidiaries taken as a whole, or (ii) the ability of such Party to consummate the Merger or the other Transactions; provided, however, that the foregoing shall not include any event, circumstance, change or effect resulting from (A) changes in general economic or financial market conditions (which do not have a materially disproportionate effect on such Party and its Subsidiaries), (B) general changes in the industries in which such Party and its Subsidiaries operate (which do not have a materially disproportionate effect on such Party and its Subsidiaries), (C) changes in the trading price of the shares of common stock of such Party between the date hereof and the Effective Time (it being understood that any fact or development giving rise to or contributing to such change in the trading price of the shares of common stock of such Party may be the cause of a Material Adverse Effect), (D) changes in Law or GAAP, (E) the direct effects of compliance with this Agreement on the operating performance of such Party, including any Expenses incurred by such Party in consummating the Merger or the other Transactions, (F) the announcement of this Agreement or the Merger or any of the other Transactions, the fulfillment of such Party's obligations hereunder or the consummation of the Merger or the other Transactions, or
     (G) any outbreak or escalation of hostilities or act of terrorism or any declaration of war (which do not have a materially disproportionate effect on such Party and its Subsidiaries).

        "Nasdaq" means the Nasdaq Stock Market, Inc.

        "Nasdaq National Market" means the National Market System of the Nasdaq Stock Market, Inc.

        "NYSE" means the New York Stock Exchange, Inc.

        "Order" means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Governmental Authority, whether temporary, preliminary or permanent.

        "Parent Common Stock" means the $0.01 par value common stock of Parent.

        "Party" means any of the Company, Parent or Purchaser and "Parties"means the Company, Parent and Purchaser.

        "Permit" means any Company Permits, Parent Permits or Environmental Permits.

        "Person" means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

        "Registration Statement" means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by Parent under the Securities Act with respect to the shares of Parent Common Stock to be issued pursuant to the Merger and which shall contain the Joint Proxy Statement/Prospectus.

        "Representative" means, with respect to any Person, such Person's officers, directors, employees, accountants, auditors, attorneys, consultants, legal counsel, agents, investment banker, financial advisor and other representatives.

        "Sarbanes-Oxley Act" means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

        "SEC" means the United States Securities and Exchange Commission.

        "SEC Documents" means all forms, proxy statements, registration statements, reports, schedules, and other documents, including all certifications and statements required by (x) the SEC's Order dated June 27, 2002 pursuant to Section 21(a)(1) of the Exchange Act, (y) Rule 13a-14 or 15d-14 under the Exchange Act or (z) Section 906 of the Sarbanes-Oxley Act with respect to any report that is an SEC Document, filed, or required to be filed, by a Party or any of its Subsidiaries with any Governmental Authority pursuant to the Securities Laws.

        "Section 16 Information" shall mean information accurate in all material respects regarding the Company Insiders, the number of shares of Company Common Stock held by each such Company Insider and expected to be exchanged for Parent Common Stock in the Merger.

        "Securities Laws" means the Securities Act, the Exchange Act, the Sarbanes-Oxley Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Governmental Authority promulgated thereunder.

        "Stock Purchase Agreement" means the Stock Purchase Agreement included in the Information Documents pursuant to which the Company has agreed to sell the HIS Common Stock to the Information Buyer.

        "Stockholders' Meetings" means the respective meetings of the stockholders of the Company and stockholders of Parent to be held pursuant to Section 8.1, including any adjournment or adjournments thereof.

        "Subsidiaries" or "subsidiary" of the Company, the Surviving Corporation, Parent or any other Person means any corporation or other entity of which shares or other ownership interests having voting power to elect a majority of the board of directors or other Persons performing similar functions are directly or indirectly owned by such Person.

        "Tax" or "Taxes" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

        "Tax Law" means any Law relating to Taxes.

        "Tax Return" means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

        "Total Per Share Amount" means $19.50.

     (b) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

TERM                                    PAGE
----                                    ----
2004 Parent Balance Sheet.............   31
2005 Balance Sheet....................   13
409A Deadline.........................   51
Action................................   14
Adjusted Cash Amount..................    3

TERM                                    PAGE
----                                    ----
Adjusted Exchange Ratio...............    3
Agreement.............................    1
Antitrust Division....................   48
CERCLA................................   60
Certificate of Merger.................    2

TERM                                    PAGE
----                                    ----
Change in the Company Recommendation..   47
Closing...............................    2
Company...............................    1
Company Affiliate.....................   53
Company Certificates..................    6
Company Common Stock..................    9
Company Compliance Plan...............   25
Company Data..........................   22
Company Disclosure Schedule...........    8
Company Permits.......................   11
Company Preferred Stock...............    9
Company Rights........................   24
Company Rights Agreement..............   24
Company SEC Reports...................   12
Company Stock Awards..................    9
Company Stock Option..................    5
Company Stock Option Plans............    5
Company Stockholder Approval..........   10
Company Stockholders' Meeting.........   45
Company Triggering Event..............   57
Competing Transaction Agreement.......   47
Current Plans.........................   50
Deferred Compensation Plans...........   51
Dissenting Shares.....................    4
Dissenting Stockholders...............    4
Effective Time........................    2
Environmental Permits.................   24
ERISA.................................   15
ESPP..................................    5
Exchange Act..........................   12
Exchange Agent........................    6
Exchange Fund.........................    6
Exchange Ratio........................    3
Expenses..............................   65
Federal Anti-kickback Statute.........   25
Fee...................................   66
FTC...................................   48
GAAP..................................   12
Governmental Authority................   11
Healthcare Information Laws...........   26
HIS...................................    1
HIS Common Stock......................    1
Indemnified Directors/Officers........   52
Information Buyer Termination Fee.....   66

TERM                                    PAGE
----                                    ----
Information Documents.................   52
Information Restructuring.............    1
Information Sale......................    1
IRS...................................   15
Law...................................   10
Liens.................................   19
Material Contracts....................   25
Merger................................    1
Multiemployer Plan....................   16
Multiple Employer Plan................   16
Non-U.S. Benefit Plan.................   17
Note Indenture........................   26
Noteholders...........................   43
Notes Offer to Purchase...............   43
Notes Tender Offer....................   43
Notes Tender Offer Documents..........   43
Notice of Superior Proposal...........   47
Offer.................................   47
Outside Date..........................   56
Parent Compliance Plan................   38
Parent Disclosure Schedule............   28
Parent Non-Voting Common Stock........   28
Parent Permits........................   30
Parent Plans..........................   33
Parent Preferred Stock................   28
Parent Rights.........................   37
Parent Rights Agreement...............   37
Parent SEC Reports....................   30
Parent Stockholder Approval...........   28
Parent Stockholders' Meeting..........   45
Parent Welfare Benefit Plans..........   51
Per Share Merger Consideration........    3
Permitted Liens.......................   19
Plans.................................   15
Prior Company Plan....................   16
Prior Parent Plan.....................   34
Purchaser.............................    1
Purchaser Common Stock................    3
RCRA..................................   60
Redemption............................   44
Securities Act........................   12
Senior Subordinated Notes.............   26
Software..............................   61
Stock Unit............................    5

TERM                                    PAGE
----                                    ----
Subsidiary............................    8
Surviving Corporation.................    2
Trade Secrets.........................   61
Transactions..........................   10

TERM                                    PAGE
----                                    ----
WARN..................................   17
Warrant...............................    6
Warrant Agreement.....................    6

     Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

11.2  Expenses; Effect of Termination.

     (a) Except as set forth in this Section 11.2, all Expenses (as defined below) incurred in connection with this Agreement and the Merger shall be paid by the Party incurring such Expenses, whether or not the Merger or any other Transaction is consummated. However, the Company and Parent shall each pay one-half of all Expenses relating to printing, filing and mailing the Registration Statement and the Joint Proxy Statement/Prospectus and all SEC and other regulatory filing fees incurred in connection with the Registration Statement and the Joint Proxy Statement/Prospectus. "Expenses", as used in this Agreement, shall mean all reasonable out-of-pocket expenses (including, without limitation, all reasonable fees and expenses of counsel, accountants, auditors, investment bankers, lenders, experts and consultants to a party hereto and its affiliates) incurred after July 1, 2005 by a Party or on its behalf in connection with or related to the investigation, authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Registration Statement and Joint Proxy Statement/ Prospectus, the solicitation of stockholder proxies and all other matters related to consummation of the Merger and the other Transactions.

     (b) The Company agrees that:

        (i) if Parent shall terminate this Agreement pursuant to Section 10.1(d); or

        (ii) if Parent or the Company shall terminate this Agreement pursuant to
     Section 10.1(b), and prior to any such termination, either (A) a Company Triggering Event shall have occurred, or (B) (x) an announcement or bona fide offer or proposal with respect to a Competing Transaction shall have been made with respect to the Company and such announcement, offer or proposal with respect to a Competing Transaction shall not have been unconditionally withdrawn at the time of such termination, and (y) within 9 months after such termination, the Company enters into an agreement providing for a Competing Transaction or a Competing Transaction is consummated; or

        (iii) if Parent or the Company shall terminate this Agreement pursuant to Section 10.1(e) and at the time of the Company Stockholders' Meeting, either (A) a Company Triggering Event shall have occurred, or (B) (x) an announcement or bona fide offer or proposal with respect to a Competing Transaction shall have been made with respect to the Company and such announcement, offer or proposal with respect to a Competing Transaction shall not have been unconditionally withdrawn at the time of the Company Stockholders' Meeting, and (y) within 9 months the date of such termination the Company enters into an agreement providing for a Competing Transaction or a Competing Transaction is consummated; or

        (iv) if the Company shall terminate this Agreement pursuant to Section 10.1(g); or

        (v) if (A) Parent shall terminate this Agreement pursuant to Section 10.1(h) or (B) Parent or the Company shall terminate this Agreement pursuant to Section 10.1(b) by reason of the failure to satisfy the condition set forth in Section 9.1(f) (unless, in either case, such termination is solely as a result of a material breach by the Information Buyer of the Information Documents);

then the Company shall pay to Parent, simultaneously with the termination in the case of Section 11.2(b)(iv) or, in the other cases, promptly (but in any event no later than one business day after the first of all the

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

conditions to any of Section 11.2(b)(i), Section 11.2(b)(ii), Section 11.2(b)(iii) or Section 11.2(b)(v) shall have occurred) a fee (the "Fee") of $26,763,750, which amount shall be payable in immediately available funds; provided, however, if, simultaneously with the termination of this Agreement the Company also terminates the Stock Purchase Agreement and pays the Information Buyer a termination fee pursuant to Section 9.2(b) of the Stock Purchase Agreement (the "Information Buyer Termination Fee"), then the Fee shall equal $16,763,750.

     (c) The Company agrees that (except as provided in Section 11.2(b)) if either Party shall terminate this Agreement pursuant to Section 10.1(e), then the Company shall pay to Parent promptly (but in any event no later than one business day after the termination date) an amount equal to the amount of Parent's Expenses, which amount shall be payable in immediately available funds; provided that the Company shall not be liable for any amount of Parent's Expenses in excess of $10,000,000 in the aggregate; provided, further, that any amount paid to Parent pursuant to this Section 11.2(c) shall be credited against any amount required to be paid by the Company pursuant to Section 11.2(b).

     (d) Parent agrees that if either Party shall terminate this Agreement pursuant to Section 10.1(f), then Parent shall pay to the Company promptly (but in any event no later than one business day after the termination date) an amount equal to the amount of the Company's Expenses, which amount shall be payable in immediately available funds; provided that Parent shall not be liable for any amount of the Company's Expenses in excess of $10,000,000 in the aggregate.

     (e) Parent agrees that if (i) either Party shall terminate this Agreement pursuant to Section 10.1(b) by reason of Parent's failure to have or obtain sufficient funds to consummate the Merger and (ii) all conditions to the consummation of the Merger and the other Transactions have been satisfied or waived by the appropriate Party, then Parent shall pay to the Company promptly (but in any event no later than one business day after the termination date) an amount equal to the Company's Expenses, which amount shall be payable in immediately available funds; provided that Parent shall not be liable for any amount of the Company's Expenses in excess of $10,000,000 in the aggregate. The right of the Company to receive payment by Parent of the Company's Expenses under this Section 11.2(e) shall be in addition to, and not in lieu of, any other rights or remedies that the Company might have based upon or arising out of the failure of Parent to have or obtain sufficient funds to consummate the Merger.

     (f) Parent agrees that if either Party shall terminate this Agreement pursuant to Section 10.1(b) by reason of the failure of the condition described in Section 9.1(b), then Parent shall pay to the Company promptly (but in any event no later than one Business Day after the termination date) an amount equal to the amount of the Company's Expenses, which amount shall be payable in immediately available funds; provided that Purchaser shall not be liable for any amount of the Company's Expenses in excess of $10,000,000 in the aggregate.

     (g) Notwithstanding anything contained herein to the contrary, in the event that (i) the Fee is reduced by reason of the payment of the Information Buyer Termination Fee pursuant to Section 11.2(b) and (ii) within nine (9) months after the date of termination of this Agreement a definitive agreement for a Competing Transaction or a sale or other disposition of all or substantially all of the assets of the Information Business (whether by asset sale, stock sale, merger or otherwise) with or involving Wolters Kluwer N.V. or any of its Affiliates is entered into or consummated, then the Company shall pay to Parent, simultaneously with the earlier of the execution of such definitive agreement or such consummation, an amount equal to the Information Buyer Termination Fee, which amount shall be payable in immediately available funds.

     (h) Each of the Company and Parent acknowledges that the agreements contained in this Section 11.2 are an integral part of the Transactions, and that, without these agreements, the other Party would not enter into this Agreement; accordingly, if either Party fails to pay in a timely manner any of the amounts due pursuant to this Section 11.2, and, in order to obtain such payment, the other Party makes a claim that results in a judgment against the first Party, the first Party shall pay to the other Party its reasonable fees and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amounts due from each date for payment until the date of payment at the prime rate of Bank of America, N.A. in effect on the date such payment was required to be made.

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

11.3  Entire Agreement.

     Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the Transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect to the Transactions contemplated hereunder, written or oral (except, as to Section 8.7(b), for the Confidentiality Agreements).

11.4  Amendments.

     To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after stockholder approval of this Agreement has been obtained.

11.5  Waivers.

     At any time prior to the Effective Time, any Party may (a) extend the time for the performance of any obligation or other act of any other Party, (b) waive any inaccuracy in the representations and warranties of any other Party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other Party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby.

11.6  Assignment.

     This Agreement shall not be assigned (whether pursuant to a merger, by operation of Law or otherwise), except that Parent and Purchaser may assign all or any of their rights and obligations hereunder to any affiliate of Parent; provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

11.7  Parties in Interest.

     This Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Sections 8.11 and
8.12 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

11.8  Notices.

     All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the Persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

The Company:                               NDCHealth Corporation
                                           NDC Plaza
                                           Atlanta, Georgia 30329
                                           Attention: General Counsel


Copy to Counsel:                           Alston & Bird LLP
                                           1201 West Peachtree Street
                                           Atlanta, Georgia 30309
                                           Facsimile Number: (404) 881-4777
                                           Attention: Sidney J. Nurkin



Parent or Purchaser:                       Per-Se Technologies, Inc.
                                           1145 Sanctuary Parkway
                                           Suite 200
                                           Alpharetta, Georgia 30004
                                           Facsimile Number: (770) 237-6961
                                           Attention: Paul J. Quiner


Copy to Counsel:                           King & Spalding LLP
                                           191 Peachtree Street
                                           Atlanta, Georgia 30303
                                           Facsimile Number: (404) 572-5136
                                           Attention: John D. Capers, Jr.

11.9  Governing Law; Venue; Waiver of Jury Trial.

     Regardless of any conflict of law or choice of law principles that might otherwise apply, the Parties agree that this Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Delaware. The Parties all expressly agree and acknowledge that the State of Delaware has a reasonable relationship to the Parties and/or this Agreement. The Parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the Transactions, and hereby waive, and agree not to assert, as a defense in any Litigation for the interpretation or enforcement of this Agreement or of any such document, that it is not subject thereto or that such Litigation may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties hereto irrevocably agree that all claims with respect to such Litigation shall be heard and determined in such a Delaware State or Federal court. The Parties hereby consent to and grant any such court jurisdiction over such Parties solely for such purpose and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Litigation in the manner provided in this Section 11.9 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof. Each Party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such Party hereby irrevocably and unconditionally waives any right such Party may have to a trial by jury in respect of any Litigation directly or indirectly arising out of or relating to this Agreement, or the Transactions. Each Party certifies and acknowledges that (i) no Representative of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of Litigation, seek to enforce the foregoing waiver, (ii) each Party understands and has considered the implications of this waiver, (iii) each Party makes this waiver voluntarily, and (iv) each Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this
Section 11.9.

11.10  Counterparts.

     This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

11.11  Captions; Articles and Sections.

     The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

11.12  Interpretations.

     Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto.

11.13  Enforcement of Agreement.

     The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

11.14  Severability.

     Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

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     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

                                          NDCHEALTH CORPORATION

                                          By: /s/ Randolph L.M. Hutto
                                            ------------------------------------
                                            Name: Randolph L.M. Hutto
                                              Its:     Executive Vice President,
                                                General Counsel,
                                                and Secretary

                                          PER-SE TECHNOLOGIES, INC.

                                          By: /s/ Philip M. Pead
                                            ------------------------------------
                                            Name: Philip M. Pead
                                            Its:     Chairman, Chief Executive
                                                     Officer and President

                                          ROYAL MERGER CO.

                                          By: /s/ Philip M. Pead
                                            ------------------------------------
                                            Name: Philip M. Pead
                                            Its:     Chairman, Chief Executive
                                                     Officer and President

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